Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 16, 2005 the noon buying rate in New York City payable in Canadian dollars (“$”), as reported by the Federal Reserve Bank of New York, was $1.00 = $0.8651 United States dollars (“U.S.$”). See “Foreign Exchange and International Reserves”.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 25% of the total area. The population on July 1, 2005 was estimated to be 32.3 million. Approximately 65% of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the new territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces, Québec, Ontario and Western Canada, 6 for Newfoundland and 1 each for the three territories. Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 308 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years, subject to earlier dissolution upon the recommendation of the Prime Minister or because of the Government’s defeat in the House of Commons on a vote of no confidence.

The most recent general election was held on June 28, 2004. As a result of that election the Liberal Party forms the Government. On November 28, 2005, the House of Commons passed a motion of non-confidence in the Government. Subsequently, on the advice of the Prime Minister, the Governor General dissolved Parliament and January 23, 2006 has been set as the polling day for a general election. At the time of dissolution the distribution of seats in the House of Commons was as follows: the Liberal Party had 133 seats, the Conservative Party had 98 seats, the Bloc Québécois had 53 seats and the New Democratic Party had 18 seats. There were 4 independent members and 2 vacant seats.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly made up of members elected for a period of five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly now known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992 Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of April 14, 2003, the federalist Québec Liberal Party was elected with a majority of 76 out of 125 seats in Québec’s National Assembly, as compared to 45 for the main opposition Parti Québécois, and 4 for the Action Démocratique du Québec party. The Québec Liberal Party obtained 45.9% of the votes cast, the Parti Québécois, 33.2% and the Action Démocratique du Québec, 18.2%.

THE CANADIAN ECONOMY*

General

The following chart shows the distribution of real gross domestic product (“GDP”) at basic prices (1997 constant dollars) in 2004, which is indicative of the structure of the economy.

DISTRIBUTION OF REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES(1)

Percentage Distribution in 2004(2)

Source: Statistics Canada, Gross Domestic Product by Industry.

(1) GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services — that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 6 and 7 and GDP at market prices on pages 8 and 9.

(2) May not add to 100.0% due to rounding.

(3) The agriculture, forestry, fishing, hunting, mining and oil and gas extraction sectors include a service component.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 68.3% in 2004 while the remaining 31.7% was attributed to goods-producing industries.

*	Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, 1997 chained dollars.

The following table shows the composition of Canada’s real GDP at basic prices (1997 constant dollars) by sector in 1990 and over the 2000-2004 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	For the years ended December 31,

	2004	2003	2002	2001	2000	1990(3)	2004	2000	1990(3)

	(millions of 1997 dollars)						(percentage distribution)
Agriculture(1)	$15,174	$14,445	$12,513	$13,683	$15,876	$13,578	1.5%	1.7%	1.9%
Forestry, fishing and hunting	8,184	7,424	7,335	7,128	7,028	7,422	0.8	0.7	1.0
Mining and oil and gas extraction	40,425	39,100	36,212	35,507	35,459	26,922	3.9	3.7	3.8
Manufacturing	180,801	172,810	172,794	170,761	179,564	117,566	17.3	19.0	16.6
Construction	60,527	57,883	54,920	52,367	48,833	48,156	5.8	5.2	6.8
Utilities	26,342	26,228	26,808	25,533	26,502	22,513	2.5	2.8	3.2
Transportation and warehousing	49,849	47,413	47,072	46,741	45,764	33,063	4.8	4.8	4.7
Wholesale and retail trade	124,420	118,760	114,422	109,229	103,987	73,193	11.9	11.0	10.3
Finance, insurance, real estate and leasing	205,877	199,309	194,574	187,897	181,064	126,765	19.7	19.1	17.9
Public administration and defence	57,970	57,400	56,128	54,692	53,208	47,674	5.5	5.6	6.7
Health, social, educational, professional and other services	276,226	272,013	266,559	257,119	248,740	190,294	26.4	26.3	26.9

TOTAL (2)	$1,045,795	$1,012,785	$989,337	$960,657	$946,025	$707,670	100.0%	100.0%	100.0%

Source: Statistics Canada, Input Output Division.

(1) Includes support activities for agriculture and forestry.

(2) May not add to total due to rounding.

(3) Data do not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices increased from 66.5% in 1990 to 68.3% in 2004. The fastest growing groups in this sector have been wholesale and retail trade, and finance, insurance, real estate and leasing, which grew at average compounded annual rates of 3.4% and 3.5%, respectively, between 1990 and 2004, compared to an average annual growth rate of 2.7% for total real GDP (1997 constant dollars). The goods-producing sector constituted 31.7% of real GDP at basic prices in 2004, down from 33.4% in 1990. The decline was most evident in construction with its share declining from 6.8% in 1990 to 5.8% in 2004, and in utilities, where the share fell from 3.2% to 2.5%.

Real GDP growth was 5.3% in 2000. Total year-over-year GDP growth slowed to 1.4% in 2001, rebounded to 3.0% in 2002 and eased to 2.3% in 2003, before advancing to 3.2% in 2004 and to 3.0%, 2.8% and 2.8% in the first, second and third quarters of 2005, respectively. In the manufacturing sector, year-over-year output growth exceeded overall GDP growth in 2000, increasing by 9.9%. Manufacturing output contracted by 4.2% in 2001, in line with the weaker economy, followed by growth of 1.1% in 2002 and no growth in 2003. After recovering to 4.6% in 2004 and 4.8% in the first quarter of 2005, manufacturing output growth decelerated to 2.0% and 0.5% in the second and third quarters of 2005, respectively (year-over-year).

The construction sector was the second largest goods-producing sector in Canada in 2004. Construction activity rose by 5.5% in 2000 and 7.3% in 2001, followed by more modest growth of 4.6% in 2002. Year-over-year output growth in this industry strengthened to 5.6% in 2003 and moderated to 4.6% in 2004. In the first three quarters of 2005, construction output gained 3.6%, 4.6% and 4.9%, respectively (year-over-year).

Output from mining and oil and gas extractions rose by 3.0% in 2000 and fell by 0.5% in 2001. After recovering to 3.6% in 2002 and 5.0% in 2003, output growth subsided to 2.8% in 2004, followed by a contraction in output of 2.7% and 2.4% in the first two quarters of 2005, respectively. Growth in this sector was restored in the third quarter of 2005 to 2.4% (year-over-year).

Although the share of agricultural output in total real GDP was 1.4% in 2003, agriculture is an important part of Canada’s economy and a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 26.5 million tonnes in the 2000-2001 crop year. Total wheat production fell to 20.6 million tonnes and 16.2 million tonnes in the 2001-2002 and 2002-2003 crop years, respectively, followed by a rebound to 23.6 million tonnes in the 2003-2004 crop year and 25.9 million tonnes in the 2004-2005 crop year. For the 2005-2006 crop year, Statistics Canada estimates wheat production to be 26.8 million tonnes.

Gross Domestic Income and Expenditure*

Nominal GDP at market prices was about $1.3 trillion in 2004. Nominal GDP grew at 9.6% in 2000, with growth tapering off to 2.9% in 2001 before regaining strength to 4.2% in 2002, 5.4% in 2003 and 6.1% in 2004. In 2005, nominal GDP growth was 6.1%, 5.4% and 5.5% in the first, second and third quarters, respectively (year-over-year basis).

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (10)		For the years ending December 31,

	2005	2004	2004	2003	2002	2001	2000

	(in millions of dollars)
INCOME
Labor income (1)	$672,764	$640,515	$643,964	$617,753	$592,692	$570,008	$545,204
Corporate profits (2)	190,947	173,036	175,148	147,592	135,840	127,073	135,978
Non-farm unincorporated business income	84,473	80,621	81,027	77,158	74,260	68,857	64,944
Farm income	1,371	2,804	2,866	1,280	855	1,675	1,243
Other net domestic income (3)	131,611	121,605	124,060	123,304	109,372	116,590	115,885

Net domestic income	1,081,165	1,018,581	1,027,065	967,087	913,019	884,203	863,254
Indirect taxes, capital consumption
allowances and residual error	273,555	262,129	263,120	249,104	241,185	223,845	213,323

GROSS DOMESTIC INCOME	$1,354,720	$1,280,711	$1,290,185	$1,216,191	$1,154,204	$1,108,048	$1,076,577

EXPENDITURE
Consumer expenditure	$757,964	$716,855	$721,235	$687,791	$656,349	$620,614	$596,009
Government expenditure
(goods & services):
Federal (4)	53,495	49,996	50,225	47,334	45,600	42,762	41,412
Provincial-municipal (5)	242,359	230,432	231,421	220,265	207,992	196,244	183,220

Total government (6)	295,853	280,428	281,646	267,599	253,592	239,006	224,632
of which current	261,531	247,320	248,534	236,631	223,905	211,706	200,084
of which capital (7)	34,323	33,108	33,112	30,968	29,687	27,300	24,548
Residential construction	88,996	82,571	83,557	72,971	65,712	55,133	48,572
Business fixed investment:
Non-residential construction	62,707	56,685	57,139	53,883	49,987	52,966	49,826
Machinery and equipment	90,683	84,749	85,171	80,266	80,150	81,879	83,350

Total	153,389	141,435	142,310	134,149	130,137	134,845	133,176
Inventory accumulation:
Business non-farm	8,463	2,471	6,262	6,018	305	-3,745	11,355
Farm	931	1,395	1,496	1,221	-1,606	-995	150

Total	9,393	3,865	7,758	7,239	-1,301	-4,740	11,505
Exports (goods & services) (8)	511,012	493,395	492,580	461,266	478,071	482,463	490,688
Imports (goods & services) (9)	-462,561	-436,641	-438,346	-414,370	-427,679	-418,836	-428,754
Residual error of estimate	673	-1,196	-555	-454	-677	-437	749

GROSS DOMESTIC EXPENDITURE	$1,354,720	$1,280,711	$1,290,185	$1,216,191	$1,154,204	$1,108,048	$1,076,577

GROSS DOMESTIC EXPENDITURE IN 1997 CHAIN-FISHER DOLLARS	$1,152,819	$1,120,152	$1,124,428	$1,092,388	$1,070,789	$1,038,702	$1,020,488

Source: Statistics Canada, National Income and Expenditure Accounts.

(1) Includes military pay and allowances.

(2) Includes net interest and dividends paid to non-residents.

(3) Includes interest and miscellaneous investment income, government business enterprise profits before taxes, taxes less subsidies on factors of production and inventory valuation adjustment.

(4) Net spending (outlays minus sales) including gross capital formation and Canada Pension Plan.

(5) Net spending (outlays minus sales) including gross capital formation and Québec Pension Plan.

(6) Includes government inventories.

(7) Includes inventory accumulations at all levels of government.

(8) Excludes investment income received from non-residents.

(9) Excludes investment income paid to non-residents.

(10) Seasonally adjusted, annual rates.

*Year-over-year growth rates for nominal GDP at market prices are based on not seasonally adjusted data.

Economic Developments*

Real output experienced robust growth between 1997 and 2000, attaining gains of 5.2% in 2000 before a slowdown in global economic activity helped reduce growth to 1.8% in 2001. Since then, real GDP growth has recovered to 3.1% in 2002, 2.0% in 2003 and 2.9% in 2004, as stronger world demand was partially offset by the impact of an appreciation in the Canadian dollar and several temporary shocks. In 2005, real GDP maintained steady year-over-year increases of 3.2%, 2.8%, and 2.8% in the first three quarters, respectively.

After rising by 4.0% in 2000, real consumer spending saw softer growth rates of 2.3% in 2001, 3.7% in 2002, 3.1% in 2003 and 3.4% in 2004. In 2005, year-over-year growth in consumer spending strengthened to 4.0% in the first quarter, 4.2% in the second quarter and 4.0% in the third quarter. Since attaining a peak above 20% in 1982, the personal savings rate has been on a steady downward trend, reaching 4.7% in 2000. A slight uptick to 5.2% in 2001 was followed by continued declines to 3.5% in 2002, 2.4% in 2003 and 1.4% in 2004. Low interest rates and increased household borrowing have led the personal savings rate to fall below zero in 2005, to -0.5% in the first quarter, -0.6% in the second quarter, and -0.2% in the third quarter.

Year-over-year growth in non-residential business fixed investment was 4.7% in 2000 and 0.2% in 2001. The strength in non-residential business investment in 2000 was largely due to strong increases in machinery and equipment investment. Non-residential business fixed investment fell 4.9% in 2002, but rebounded with growth of 6.1% in 2003 and 6.1% in 2004, followed by year-over-year growth of 7.9%, 8.8% and 10.0% in the first three quarters of 2005, respectively.

Housing starts have increased in recent years. Following a level of 152 thousand units in 2000, housing starts continued to rise to 163 thousand units, 205 thousand units, 218 thousand units and 233 thousand units in 2001, 2002, 2003 and 2004, respectively. In the first three quarters of 2005, the level of housing starts was 213 thousand, 235 thousand and 228 thousand units, respectively (at annual rates).

Government spending on current goods and services grew by 3.1% in 2000, 3.9% in 2001, 2.6% in 2002, 2.9% in 2003 and 2.7% in 2004. Year-over-year growth in government spending on goods and services for 2005 was 2.3% in the first quarter, 2.7% in the second quarter and 3.3% in the third quarter.

In current dollar terms, the trade balance on a balance of payments basis was $61.3 billion in 2000 and $62.9 billion in 2001. The surplus on the foreign trade balance slid to $49.6 billion and $46.2 billion in 2002 and 2003, respectively, and rebounded in 2004 to $53.4 billion. In 2005, the trade surplus was $39.9 billion, $40.0 billion, and $62.7 billion (at annual rates) in the first, second and third quarters, respectively. (See also “Balance of Payments”.)

*	In this section all figures, except the savings rates, are reported in real terms and growth rates are calculated from chained 1997 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The year-over-year increase in the GDP implicit price deflator was 4.2% in 2000, and 1.1%, 1.1%, 3.3% and 3.0% in 2001, 2002, 2003 and 2004, respectively. Year-over-year growth in the implicit price deflator was 2.8% for the first quarter of 2005, 2.2% in the second quarter and 3.3% in the third quarter.

Since the introduction of inflation-targeting into monetary policy in 1991, year-over-year increases in the consumer price index (“CPI”) have been moderate. Registering increases of 2.7% in 2000, 2.6% in 2001 and 2.2% in 2002, the increase in 2000 is largely attributable to a surge in energy prices, while the increase observed in 2001 was more broadly-based. CPI inflation accelerated to 2.8% in 2003, boosted by energy prices and auto insurance premiums, while diminished effects of the latter and other special factors pulled the rate down to 1.9% in 2004. In 2005 inflation was 2.1%, 1.9% and 2.6% in the first, second and third quarter, respectively.*

PRICE DEVELOPMENTS

	G.D.P.	Consumer Price Index
	Implicit							Industrial
	Chain			Total		Total Excluding		Product
For the years	Price Index			Excluding		Food &	Shelter	Price
ended December 31,	(1)	Total	Food	Food	Energy	Energy	Services	Index

	(annual percentage changes)
2000	4.2	2.7	1.4	3.1	16.2	1.5	2.1	4.3
2001	1.1	2.6	4.5	2.1	3.3	2.0	2.5	1.0
2002	1.1	2.2	2.6	2.1	–2.0	2.7	1.9	0.1
2003	3.3	2.8	1.7	3.0	7.9	2.6	2.7	–1.4
2004	3.0	1.9	2.0	1.7	6.7	1.2	2.4	3.2
2004 Q4	3.5	2.3	3.4	2.1	11.1	1.2	2.6	4.3
2005 Q1	2.8	2.1	2.6	2.1	8.1	1.4	2.7	3.0
2005 Q2	2.2	1.9	3.3	1.7	5.3	1.3	2.6	0.5
2005 Q3	3.3	2.6	2.3	2.7	14.4	1.4	2.5	0.1

Source: Statistics Canada, National Income and Expenditure Accounts; Consumer Prices and Price Indexes; Industry Price Indexes.
(1)  This implicit price index is based on seasonally adjusted data.

The average annual increase in new collective agreements (without cost of living clauses) involving 500 or more employees for all industries increased steadily between 1996 and 2001, followed by decreases from 2002 to 2004. Average wage gains (over the life of the contract) rose from 0.6% in 1996 to 2.5% in 2000 and 3.2% in 2001, before declining to 2.8% in 2002, 2.6% in 2003, and 1.7% in 2004. Wage gains were 2.6% in the first quarter of 2005, 2.6% in the second quarter and 2.9% in the third quarter.

*	Year-over-year growth rates for CPI are based on not seasonally adjusted data.

Labor Market*

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1), (2)

(thousands of persons)

	Canada			Atlantic Provinces			Québec

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2000	15,842	14,759	6.8	1,130	1,003	11.2	3,717	3,402	8.5
2001	16,111	14,947	7.2	1,148	1,014	11.7	3,772	3,440	8.8
2002	16,580	15,308	7.7	1,171	1,037	11.4	3,908	3,568	8.7
2003	16,954	15,665	7.6	1,186	1,054	11.2	3,991	3,625	9.2
2004	17,183	15,950	7.2	1,203	1,074	10.7	4,028	3,686	8.5
2004 Q4	17 279	16 053	7.1	1,204	1,077	10.5	4,064	3,712	8.7
2005 Q1	17,279	16,077	7.0	1,204	1,078	10.5	4,048	3,716	8.2
2005 Q2	17,317	16,146	6.8	1,200	1,077	10.2	4,021	3,695	8.1
2005 Q3	17,365	16,191	6.8	1,198	1,074	10.3	4,068	3,727	8.4

	Ontario			Prairie Provinces			British Columbia

For the years	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-	Labor	Employ-	Unemploy-
ended December 31,	Force	ment	ment Rate	Force	ment	ment Rate	Force	ment	ment Rate

2000	6,170	5,814	5.8	2,746	2,609	5.0	2,079	1,930	7.2
2001	6,327	5,926	6.3	2,782	2,645	4.9	2,082	1,922	7.7
2002	6,499	6,035	7.1	2,859	2,707	5.3	2,144	1,960	8.6
2003	6,672	6,208	7.0	2,914	2,764	5.2	2,191	2,014	8.0
2004	6,775	6,316	6.8	2,959	2,814	4.9	2,219	2,060	7.2
2004 Q4	6,809	6,349	6.7	2,975	2,832	4.8	2,227	2,082	6.5
2005 Q1	6,802	6,340	6.8	2,977	2,845	4.4	2,248	2,098	6.7
2005 Q2	6,868	6,401	6.8	2,972	2,848	4.2	2,256	2,124	5.9
2005 Q3	6,859	6,410	6.6	2,976	2,849	4.3	2,264	2,131	5.9

Source: Statistics Canada, The Labour Force.
(1) Unemployment levels are calculated using the difference between Labor Force and Employment for the quarters.
(2) Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonally adjusted data.

After increasing on a year-over-year basis by 2.6% in 2000, employment growth slipped to 1.3% in 2001, before rebounding to 2.4% in 2002 and 2.3% in 2003. Since then, year-over-year employment growth has slowed, registering 1.8% in 2004, and 1.5%, 1.4% and 1.3% in the first three quarters of 2005. Meanwhile, year-over-year labor force growth was 1.7% in both 2000 and 2001, and advanced to 2.9% in 2002 and 2.3% in 2003. Labor force growth has since eased to 1.4% in 2004, and in the first three quarters of 2005 to 1.1%, 0.9% and 1.0% respectively (year-over-year).

The unemployment rate rose from 6.8% in 2000 to 7.2% in 2001, 7.7% in 2002 and 7.6% in 2003. Since then the unemployment rate has declined to 7.2% in 2004. In 2005, the unemployment rate continued to fall to 7.0% in the first quarter and 6.8% in both the second and third quarters of 2005 (seasonally adjusted).

* Year-over-year growth rates for employment and labor force are based on not seasonally adjusted data.

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels.

At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations launched in Doha, Qatar in November 2001.

At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States, and Mexico have been eliminated.

Canada currently has bilateral free trade agreements in place with the following countries: Chile, Costa Rica, and Israel.

Merchandise Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (2)		For the years ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(in millions)
Value of Exports
Wheat	$2,127	$2,824	$3,503	$2,805	$3,071	$3,807	$3,609
Other agricultural products	18,165	18,367	24,291	23,573	25,296	24,499	21,403
Crude petroleum	21,763	18,898	25,513	20,644	18,551	15,370	19,166
Natural gas	24,183	20,442	27,382	26,083	18,372	25,595	20,537
Ores and metals	26,891	24,193	32,415	26,029	28,079	26,007	26,618
Lumber	7,917	8,747	11,515	8,941	10,853	11,571	12,217
Pulp and paper	9,033	9,879	12,991	12,537	13,264	15,300	16,860
Other materials	63,542	58,490	78,069	70,163	70,156	72,778	71,102
Motor vehicles	44,085	47,276	62,613	59,498	67,672	65,872	69,676
Motor vehicle parts	21,009	21,013	27,722	27,887	29,005	26,655	28,210
Machinery	15,329	14,474	19,350	18,918	20,300	19,995	19,571
Other end products	68,800	67,660	89,341	86,947	94,470	98,865	105,678
Special transactions	11,012	10,438	14,430	16,151	14,970	14,416	14,726

TOTAL EXPORTS (1)	$333,856	$322,701	$429,134	$400,175	$414,056	$420,730	$429,372

Value of Imports
Edible products	$15,530	$14,918	$19,972	$20,120	$20,432	$19,085	$17,389
Crude petroleum	15,533	11,605	16,452	13,301	11,723	12,814	13,437
Other crude materials	9,993	8,683	11,534	9,515	8,645	8,122	8,026
Fabricated materials	61,051	55,303	74,856	66,633	69,539	69,411	69,871
Motor vehicles	29,329	27,430	36,441	37,547	38,003	31,825	32,479
Motor vehicle parts	29,295	30,856	40,764	38,950	43,466	40,749	44,954
Machinery and equipment	82,294	77,913	103,810	98,585	105,901	111,947	122,913
Other end products	37,044	35,520	47,677	46,262	46,454	42,896	40,115
Special transactions	8,563	8,847	11,570	11,696	12,596	13,221	13,153

TOTAL IMPORTS (1)	$288,631	$271,074	$363,076	$342,608	$356,759	$350,071	$362,337

Source: Statistics Canada, Canadian International Merchandise Trade.
(1) May not add to total due to rounding.
(2) Seasonally adjusted.

Canada is one of the leading trading nations of the world. Canada’s exports have always reflected the country’s high endowment in natural resources. However, Canada has been diversifying its exports over time, relying less on commodities and more on finished goods. The value of commodity exports as a share of merchandise exports dropped from 68.8% in 1980 to 52.0% in the first three quarters of 2005. Over this period the increase in exports of finished goods was led by automotive and miscellaneous end products. Canada’s imports consist mostly of manufactured goods; the two main components are machinery and equipment, and automotive products.

Canada and the United States are each other’s largest trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2004, trade with the United States accounted for 81.7% of the value of Canada’s merchandise exports and 68.9% of the value of Canada’s merchandise imports. According to the United States Department of Commerce, trade with Canada accounted for 23.1% of the United States’ exports and 17.4% of its imports in 2004.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Exports (1)
United States	81.2%	81.7%	81.7%	82.6%	83.8%	83.7%	83.6%
Japan	2.3	2.3	2.3	2.4	2.5	2.4	2.6
United Kingdom	2.1	2.2	2.2	1.9	1.5	1.6	1.7
European Union (2)	4.4	4.1	4.1	4.1	3.9	4.0	3.9
Other	10.0	9.6	9.7	8.9	8.3	8.3	8.1

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports (1)
United States	67.1%	69.3%	68.9%	70.1%	71.5%	72.7%	73.6%
Japan	2.9	2.7	2.8	3.1	3.3	3.0	3.2
United Kingdom	2.3	2.6	2.6	2.7	2.9	3.4	3.4
European Union (2)	7.5	7.4	7.4	7.6	7.2	6.6	5.8
Other	20.1	17.9	18.3	16.5	15.1	14.3	14.0

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom. Includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, and Sweden.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(1997 = 100)
Indices of physical volume
Exports	135.9	133.1	133.2	126.4	128.8	127.8	132.3
Imports	143.6	132.7	134.4	124.1	119.8	117.8	125.0
Indices of prices
Exports	108.0	106.5	106.2	104.4	106.0	108.5	107.0
Imports	96.5	98.1	97.3	99.4	107.2	107.0	104.4
Terms of trade (1)	111.9	108.5	109.1	105.0	98.9	101.4	102.4

Source: Statistics Canada, National Income and Expenditure Accounts.
(1) Index of price of exports divided by index of price of imports multiplied by 100.

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters(1)		For the years ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(in millions of dollars)
CURRENT ACCOUNT
RECEIPTS
Goods and services	$381,882	$368,832	$490,950	$459,697	$476,408	$480,795	$489,090
Goods	333,792	322,701	429,134	400,175	414,056	420,730	429,372
Services	48,090	46,132	61,816	59,522	62,352	60,065	59,718
Investment Income	32,714	28,431	38,385	29,999	31,329	25,990	36,755
Current transfers	5,229	5,476	7,272	6,614	6,891	6,968	6,116
Current account receipts	419,825	402,740	536,607	496,310	514,628	513,754	531,961
PAYMENTS
Goods and services	346,234	326,889	437,566	413,523	426,814	417,945	427,836
Goods	288,509	271,074	363,076	342,608	356,759	350,071	362,337
Services	57,725	55,816	74,490	70,915	70,055	67,874	65,500
Investment Income	49,009	47,288	63,321	57,991	60,739	65,320	69,863
Current transfers	5,903	5,059	6,944	6,398	5,960	5,384	4,992
Current account payments	401,147	379,236	507,830	477,913	493,513	488,649	502,692
BALANCES
Goods and services	35,647	41,943	53,384	46,174	49,594	62,850	61,254
Goods	45,283	51,626	66,058	57,567	57,297	70,659	67,036
Services	-9,636	-9,684	-12,674	-11,393	-7,703	-7,809	-5,782
Investment Income	-16,295	-18,856	-24,935	-27,992	-29,410	-39,330	-33,109
Current transfers	-674	416	328	215	930	1,584	1,124
Current account balance	18,679	23,504	28,777	18,397	21,115	25,104	29,269
CAPITAL AND FINANCIAL ACCOUNT
CAPITAL ACCOUNT	4,835	3,260	4,407	3,977	4,937	5,752	5,314
FINANCIAL ACCOUNT	-26,721	-19,340	-26,912	-20,108	-17,934	-21,375	-27,070
CANADIAN ASSETS, NET FLOWS
Canadian direct investment abroad	-29,633	-49,617	-61,737	-30,058	-41,991	-55,800	-66,352
Portfolio investment	-32,994	-12,174	-18,523	-15,720	-26,839	-37,573	-63,927
Foreign bonds	-20,515	-8,699	-15,262	-7,974	-6,229	-1,920	-3,963
Foreign stocks	-10,600	-1,979	-1,592	-4,438	-18,858	-35,653	-59,965
Other investment	-34,129	-6,262	-3,518	-20,395	-12,491	-20,556	-11,759
Loans	2,284	-1,586	3,349	7,586	-8,584	-8,051	-5,126
Deposits	-29,113	440	-7,497	-22,646	5,648	-2,172	3,973
Official international reserves	-1,760	-510	3,427	4,693	298	-3,353	-5,480
Other assets	-5,539	-4,607	-2,797	-10,028	-9,853	-6,980	-5,125

Total Canadian assets, net flows	-96,756	-68,051	-83,778	-66,173	-81,322	-113,930	-142,039
CANADIAN LIABILITIES, NET FLOWS
Foreign direct investment in Canada	26,104	9,980	8,187	8,896	33,751	42,844	99,198
Portfolio investment	7,304	39,448	55,471	20,322	21,056	37,779	14,598
Canadian bonds	473	13,062	20,063	8,293	18,805	41,002	-21,458
Canadian stocks	9,409	28,715	35,838	13,491	-1,531	4,125	35,232
Canadian money market	-2,578	-2,329	-430	-1,461	3,782	-7,349	824
Other investment	36,627	-717	-6,792	16,846	8,581	11,932	1,173
Loans	5,174	-1,654	-3,067	1,422	1,299	-5,941	3,396
Deposits	28,607	3,100	-554	18,318	13,565	23,716	-962
Other liabilities	2,847	-2,163	-3,171	-2,894	-6,283	-5,843	-1,261

Total Canadian liabilities, net flows	70,035	48,711	56,865	46,064	63,388	92,555	114,969

Total capital and financial account, net flows	-21,885	-16,081	-22,505	-16,132	-12,997	-15,623	-21,756
Statistical discrepancy	3,809	-7,468	-6,272	-2,265	-8,118	-9,481	-7,514

Source: Statistics Canada, Canada’s Balance of International Payments
(1) Year-to-date (not annualized). Current account data are seasonally adjusted. Capital account data are not seasonally adjusted.

Canada’s current account balance moved from a surplus of $29.3 billion in 2000 to a surplus of $28.8 billion in 2004. The current account surplus declined to an average of $24.9 billion (seasonally adjusted, annualized level) in the first three quarters of 2005. Over the period since 2000, the three main components of the current account have evolved as follows:

(1) The merchandise trade surplus decreased from $67.0 billion in 2000 to $66.1 billion in 2004. In the first three quarters of 2005, the merchandise trade surplus declined further to an average of $60.4 billion (annualized level).
(2) The service account deficit worsened from $5.8 billion in 2000 to $12.7 billion in 2004. The services deficit averaged $12.8 billion (annualized level) in the first three quarters of 2005.
(3) The deficit on net investment income payments narrowed from $33.1 billion in 2000 to $24.9 billion in 2004. The investment income deficit averaged $21.7 billion in the first three quarters of 2005 (annualized level).

Low inflation and a depreciation of the Canadian dollar helped support the merchandise trade surplus in 2000 and 2001. An uneven recovery in the United States provided limited stimulus to exports in 2002 and an appreciation of the Canadian dollar restrained gains in the surplus when growth in the United States shifted to a higher pace in 2003, 2004 and the first three quarters of 2005.

In 2000, the net outflow in the capital and financial account stood at $21.8 billion. Following that, Canada registered net outflows of $15.6 billion, $13.0 billion, $16.1 billion and $22.5 billion in 2001, 2002, 2003 and 2004, respectively. The net outflow in the first three quarters of 2005 averaged $29.2 billion (annualized level).

Various Canadian financial instruments were acquired by non-residents during the 1990s and early 2000s. Non-resident net purchases of Canadian bonds, stocks and money market instruments amounted to $14.6 billion in 2000. After rising to $37.8 billion in 2001, purchases of Canadian financial instruments decreased to $21.1 billion in 2002 and $20.3 billion in 2003, before surging to $55.5 billion in 2004. The first three quarters of 2005 saw net purchases of Canadian bonds, stocks and money market instruments slide to an average $9.7 billion (annualized level).

From 1980 to the early 1990s foreign direct investment in Canada maintained a steady range, averaging just over $5 billion annually. In the mid-1990s, foreign direct investment in Canada began to rise sharply, peaking at $99.2 billion in 2000 before sliding to $42.8 billion in 2001, $33.8 billion in 2002, $8.9 billion in 2003 and $8.2 billion in 2004. Foreign direct investment rebounded in the first three quarters of 2005 to an average of $34.8 billion (annualized level).

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970 the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. During this period, the Canadian dollar has floated between a high of 104.43 U.S. cents that occurred in April 1974 and a low of 61.79 U.S. cents in January 2002. The dollar closed 2004 at 83.19 U.S. cents. In 2005 through December 16, trading has been in a range of 78.53 to 87.51 U.S. cents; the dollar closed at 86.27 U.S. cents on December 16, 2005.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

		For the years ended December 31,
	2005 through
	December 16	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995

	(in U.S. cents)
High	87.51	85.14	77.89	66.54	67.11	69.84	69.35	71.23	74.93	75.26	75.33
Low	78.53	71.41	63.38	61.79	62.30	63.97	64.62	63.11	69.45	72.12	70.09

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

		At December 31,
	At November 30,
	2005	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995

	(in millions of U.S. dollars)
Total	34,199	34,466	36,268	37,169	34,248	32,424	28,646	23,427	17,969	20,578	15,227

Source: Department of Finance.

Canada’s official reserves at November 30, 2005 consisted of United States dollars in the amount of U.S.$16,646 million, U.S.$54 million in gold (valued at U.S.$495.65 per fine ounce), U.S.$2,039 million in the form of the reserve position in the International Monetary Fund (“IMF”), U.S.$894 million in Special Drawing Rights (“SDRs”) and U.S.$14,566 million in other convertible currencies.

Beginning in 1978 transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The Government maintains a U.S.$6,000 million standby credit facility with a group of foreign banks. Since August 31, 1986 no drawings have been outstanding on the standby credit facility. The “Canada Bills” program was launched in October 1986. Under this program U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,748 million of Canada Bills outstanding on September 30, 2005. The “Canada Notes” program was launched in March 1996. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2005, there was a total of U.S.$881 million equivalent of Canada Notes outstanding. A Euro Medium Term Note program was launched in March 1997. As of September 30, 2005, there was a total of U.S.$1,276 million equivalent of Euro Medium Term Notes outstanding. As of September 30, 2005, there was a total of U.S.$6,515 million equivalent of other marketable bonds, comprised of 4 global bond issues and 4 Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums, and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include net gains/losses from Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues, and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing limits are established by acts of Parliament. The main sources of borrowing are marketable bonds, treasury bills and retail debt.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session, and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of a five year Fiscal Plan reflecting Government priorities. This Fiscal Plan, which is presented with the Budget, establishes an expenditure framework, in which the Cabinet establishes priorities. This ensures that expenditure decisions are made within the context of Government priorities and do not exceed the provision for such expenditures set out in the expenditure framework. The Government also releases an Economic and Fiscal Update in the fall for pre-budget consultation purposes.

The reporting entity of the Government of Canada includes all departments, agencies, corporations and funds which are owned or controlled by the Government and which are accountable to Parliament. The financial activities of all departments, agencies, corporations and funds are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises which are not dependent on the Government for financing their activities. For these corporations, the Government reports in its financial statements only the cost of its investment and an allowance for valuation which includes their annual net profits and losses. In addition, any amounts receivable from or payable to these corporations are reported.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which are required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash and debt position published monthly in The Fiscal Monitor and in the Annual Financial Report.

Since fiscal 2002-03, the financial statements have been presented on a full accrual basis of accounting, replacing the modified accrual standard that had been used since the mid 1980s. The Government’s fiscal anchor remains the budgetary balance, which now provides a more comprehensive and up-to-date picture of the financial situation. Prior to the shift to accrual accounting, there was no distinction between net debt and the accumulated deficit, or federal debt, so these terms were used interchangeably. Under full accrual accounting, this is no longer the case. Net debt is the Government’s net liabilities excluding the value of its non-financial assets. The federal debt takes into account the value of non-financial assets. The two indicators now represent different measures of the Government’s financial position. The Federal debt now represents the accumulation of surpluses and deficits in the past and is the key measure of debt. Data from fiscal 1983-84 are not directly comparable with earlier years due to a break in the series following the introduction of full accrual accounting.

Fiscal Policy

Since 1993, the Government’s fiscal objective has been to restore and maintain fiscal health. Implicit in this objective was the need to halt the rise in the debt-to-GDP ratio and to put it on a permanent downward track. On a full accrual basis of accounting, the budgetary balance went from a record deficit of $39.0 billion, or 5.6% of GDP in fiscal 1992-93, to eight consecutive surpluses over the fiscal 1997-98 to fiscal 2004-05 period. The fiscal 2004-05 surplus was $1.6 billion, or 0.1% of GDP. As a percentage of GDP, program expenses declined from 16.8% in fiscal 1992-93 to 12.6% in fiscal 2004-05, and public debt charges fell from 5.9% in fiscal 1992-93 to 2.6% in fiscal 2004-05. Coupled with economic growth, the fiscal turnaround has also led to a fall in federal debt as a share of GDP of almost 30 percentage points to 38.7% in fiscal 2004-05, from the peak of 68.4% in fiscal 1995-96. This is the ninth consecutive year in which the debt-to-GDP ratio has declined.

This turnaround in federal finances underlined the soundness of the Government’s fiscal planning approach — basing budget plans on economic planning projections based on the average of the private sector economic forecasts, and fiscal forecasts backed by prudence. Prudence is of two types — the Contingency Reserve and economic prudence. The Contingency Reserve of $3.0 billion per year provides a measure of back-up against adverse errors in the fiscal forecast. Economic prudence provides an extra measure of back-up to ensure that the fiscal target is met. The magnitude of the adjustment for economic prudence increases over the forecast period, reflecting rising uncertainty over the planning horizon. Prudence in budget planning has meant that budgetary balance targets have been consistently bettered in each and every year.

The budgetary deficit/surplus — the budgetary balance — is the most comprehensive measure of the Government’s fiscal results. It is presented on a full accrual basis of accounting, recording government assets and liabilities when they are earned or incurred, regardless of when the cash is received or paid. In addition, the budgetary balance includes only those activities over which the Government has legislative control. However, it is only one measure of the Government’s financial position.

Another important measure is financial source/requirement. Financial source/requirement measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes transactions in loans, investments and advances, federal employees’ pension accounts, other specified purpose accounts, foreign exchange activities, changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. The conversion from full accrual to cash accounting is also reflected in non-budgetary transactions. In contrast to the large financial requirements observed from the mid 1970s through the mid 1990s, financial surpluses have now been recorded in seven of the past eight years. As a result, the Government has retired $43.3 billion of market debt since fiscal 1996-97. Market debt as a percentage of GDP has declined to 33.8% from the peak of 58.2% in fiscal 1995-96.

BUDGETARY BALANCE, FINANCIAL SOURCE/REQUIREMENT AND NET FINANCING ACTIVITIES

	For the years ended March 31,

	2005	2004	2003	2002	2001

	(in millions)
BUDGETARY TRANSACTIONS
Revenues	$211,658	$198,547	$190,232	$183,676	$194,120
Program expenses	-175,910	-153,695	-145,993	-137,006	-130,066
Operating surplus or deficit ( - )	35,748	44,852	44,239	46,670	64,054
Public debt charges	-34,118	-35,769	-37,270	-39,651	-43,892

Budgetary surplus or deficit ( - )	1,630	9,083	6,969	7,019	20,162

NON-BUDGETARY TRANSACTIONS
Loans, investments and advances	-4,312	-5,800	-2,192	16	-3,212
Pensions and other liabilities	-1,090	2,611	346	-1,031	3,222
Non-financial assets	-48	-578	-878	-1,621	-1,512
Other transactions	5,198	-3,708	260	-2,944	1,419
Foreign exchange transactions	3,442	4,637	3,096	-1,776	-8,776

Total non-budgetary transactions	3,190	-2,838	632	-7,356	-8,859
FINANCIAL SOURCE/REQUIREMENT	4,820	6,245	7,601	-337	11,303

UNMATURED DEBT TRANSACTIONS	-4,771	-2,185	-2,475	-4,104	-10,013

CHANGE IN CASH BALANCES	49	4,060	5,126	-4,441	1,290

CASH AT END OF YEAR	$20,595	$20,546	$16,486	$11,360	$15,801

Source: Public Accounts of Canada, 2005.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for about 47% and corporate income taxes accounted for about 14% of Government revenue in fiscal 2004-05.

In recognition of continued budget surpluses, the Government has continued to provide significant income tax reductions for individuals and corporations since the February 2000 Budget. There are currently four income tax brackets for individuals: 16%, 22%, 26%, and 29%. For 2005, the taxable income thresholds at which these brackets apply, indexed annually to account for inflation, are as follows: 16% on taxable income up to $35,595, 22% on taxable income between $35,596 and $71,190, 26% on taxable income between $71,191 and $115,739 and 29% on taxable income of $115,740 and above.

In the November 2005 Economic and Fiscal Update, the Government proposed to lower taxes further by, among other things, reducing the 16% income tax bracket to 15% retroactively to January 1, 2005; reducing the 22% income tax bracket to 21% effective January 1, 2010; reducing the 26% income tax bracket to 25% effective January 1, 2010; and increasing the taxable income threshold at which the 29% rate begins to apply to $200,000 effective January 1, 2010.

The general federal corporate income tax rate in 2005 is 21%. The 2005 Budget and the November 2005 Economic and Fiscal Update proposed to reduce this general rate to 19% by 2010, to eliminate the corporate surtax fully in 2008 and to eliminate the federal capital tax on corporations effective January 1, 2006.

Capital gains are taxed as part of the income tax system, in the taxation year in which they are realized. A portion of the gain is included in income and is subject to tax at the applicable individual or corporate income tax rate. Prior to the February 2000 Budget, 75% of a capital gain was required to be included in income. The current inclusion rate of 50% became effective on October 18, 2000.

The goods and services tax is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 7%. Food for home consumption, prescription drugs, residential rents, sales of existing houses, and educational and healthcare services are generally not subject to this tax.

Excise taxes and duties are imposed on selected goods, such as tobacco, alcoholic beverages and gasoline. Customs duties are also imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of net gains/losses from Crown Corporations (such as the Bank of Canada, Export Development Canada, and the Canada Mortgage and Housing Corporation), foreign exchange revenues, and other revenues (primarily from the sale of goods and services).

The following table sets forth budgetary revenue for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY REVENUES

	For the years ended March 31,

	2005	2004	2003	2002	2001

	(in millions)
TAX REVENUES
Personal income tax	$98,521	$92,957	$89,530	$86,972	$92,662
Corporate income tax	29,956	27,431	22,222	24,242	28,293
Other income tax revenues	3,560	3,142	3,291	2,925	2,982
Goods and services tax	29,758	28,286	28,248	25,292	24,759
Energy taxes	5,054	4,952	4,935	4,848	4,792
Customs import duties	3,091	2,887	3,278	3,040	2,784
Other excise taxes and duties	4,954	5,240	4,896	3,953	3,434

Total tax revenues	174,894	164,895	156,400	151,272	159,706
EMPLOYMENT INSURANCE PREMIUMS	17,307	17,546	17,870	17,637	18,655
OTHER REVENUES
Crown corporation revenues	6,827	5,920	5,305	4,754	5,460
Other program revenues	11,455	8,096	7,278	7,560	7,620
Foreign exchange revenues	1,175	2,090	3,379	2,453	2,679

Total other revenues	19,457	16,106	15,962	14,767	15,759
TOTAL BUDGETARY REVENUES	$211,658	$198,547	$190,232	$183,676	$194,120

Source:	Public Accounts of Canada 2005.

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, grants and contributions to other levels of government, organizations and individuals, and subsidies. Under full accrual accounting, the cost of using capital assets is amortized over its estimated useful life.

Transfer payments includes a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. It includes income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary expenses, including federal social spending, for the years shown.

DETAILED STATEMENT OF TRANSACTIONS — BUDGETARY EXPENSES

	For the years ended March 31,

	2005	2004	2003	2002	2001

	(in millions)
PROGRAM EXPENSES
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	$27,871	$26,902	$25,692	$24,641	$23,668
Other levels of Government
Canada health and social transfer	28,031	22,341	21,100	17,300	13,500
Fiscal arrangements	12,863	9,409	10,879	11,603	12,467
Alternative payments for standing programs	-2,746	-2,700	-2,321	-2,662	-2,460
Other	3,807	342	987	375	1,217

Total other levels of Government	41,955	29,392	30,645	26,616	24,724
Employment insurance benefits	14,748	15,058	14,496	13,726	11,444
Canada child tax benefits	8,688	8,062	7,823	7,471	6,783
Other transfer payments	25,001	22,964	19,987	18,321	21,075

Total transfer payments	118,263	102,378	98,643	90,775	87,694

Other program expenses
Crown corporation expenses	8,907	6,566	6,551	6,085	5,402
National Defence	14,318	12,869	11,803	10,443	9,744
All other departments and agencies	34,422	31,882	28,996	29,703	27,226

Total other program expenses	57,647	51,317	47,350	46,231	42,372

Total program expenses	175,910	153,695	145,993	137,006	130,066
PUBLIC DEBT CHARGES	34,118	35,769	37,270	39,651	43,892

TOTAL BUDGETARY EXPENSES	$210,028	$189,464	$183,263	$176,657	$173,958

Source: Public Accounts of Canada 2005.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations.

Loans, investments and advances by the Government resulted in a net requirement of funds of $4.3 billion in fiscal 2004-05.

Pension and Other Liabilities

The Government acts as an insurer and/or administrator of a number of pension funds and annuities and deposit and trust accounts. The balance outstanding of these accounts amounted to $179.8 billion at March 31, 2005. The public sector pensions comprised 72.1% of the outstanding balance at March 31, 2005.

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent investment board in a diversified portfolio of securities, including equities, under generally the same rules that apply to other private and public pension funds.

Contributions are paid equally by employers and employees and self-employed workers pay the full amount. The Plan is funded on a steady-state basis with contributions at 9.9% of pensionable earnings. As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $83.4 billion at March 31, 2005 ($72.5 billion at March 31, 2004). Of these assets, $19.3 billion was invested in securities issued or guaranteed by the provinces and Canada, $50.6 billion was transferred to the Canada Pension Plan Investment Board and $2.8 billion was a direct liability of the Government.

Public Sector Pensions. The Government is responsible for defined benefit pension plans covering substantially all of its full-time employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans are transferred to the Public Sector Pension Investment Board. Its goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2005 the net liability in respect of these accounts totalled $129.6 billion. This net liability is comprised of the accrued benefit obligation determined as of March 31, 2005, which amounted to $145.3 billion, less pension plan assets of $18.8 billion and unamortized pension adjustments of $3.1 billion. In fiscal 2004-05 the net liability to the public sector pensions increased by $2.0 billion.

Other Employee and Veteran Future Benefits. The Government also sponsors a variety of other future benefit plans from which employees and other former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for the disability and other benefits paid to war veterans, as well as the Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s capital assets. Capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased by $48 million to $54.9 billion in fiscal 2004-05 from $54.8 billion in fiscal 2003-04.

Other Transactions

This category includes tax receivables, other receivables, the provincial and territorial tax collection agreements account, tax payables and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They were a source of $5.2 billion in fiscal 2004-05, compared to a requirement of $3.7 billion in fiscal 2003-04.

Foreign Exchange Transactions

Foreign exchange transactions represent all transactions in international reserves held in the Exchange Fund Account (EFA). The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, gold holdings and assets related to Canada’s commitment to the International Monetary Fund.

DETAILED STATEMENT OF TRANSACTIONS — NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND FOREIGN EXCHANGE TRANSACTIONS

	For the years ended March 31,

	2005	2004	2003	2002	2001

	(in millions)
LOANS, INVESTMENTS AND ADVANCES
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	$190	$219	$218	$226	$224
Farm Credit Canada			578	226	236
Other	2	-28	63	—	-38

	192	191	281	804	412
Investments
Share of annual profit	-4,855	-3,711	-2,962	-2,482	-3,274
Dividends	1,944	1,907	1,881	2,078	1,990
Capital	-275	-64	-67	89	65

	-3,186	-1,868	-1,148	-315	-1,219

Total	-2,994	-1,677	-867	489	-807

Other loans, investments and advances
Portfolio investments	1,225	—	—	—	—
National governments including developing countries	184	574	684	219	2
International organizations	-266	-74	327	453	313
Provincial and territorial governments	-673	-2,459	-139	385	-963
Other	-1,736	-2,500	-1,827	-1,624	-1,269

	-1,266	-4,459	-955	-567	-1,917
Total loans, investments and advances	-4,260	-6,136	-1,822	-78	-2,724
Allowance for valuation	-52	336	-370	94	-488

Total loans, investments and advances after allowance for valuation	-4,312	-5,800	-2,192	16	-3,212

PENSIONS AND OTHER LIABILITIES
Public sector pensions	2,019	1,852	-1,213	-2,264	839
Other employee and veteran future benefits	2,182	523	564	612	1,954
Due to Canada Pension Plan	-4,712	390	323	379	174
Other liabilities	-579	-154	672	242	255

Total pensions and other liabilities	-1,090	2,611	346	-1,031	3,222

NON-FINANCIAL ASSETS
Tangible capital assets	-462	-711	-1,310	-1,510	-1,360
Inventories	609	-21	325	153	-140
Prepaid expenses	-195	154	107	-264	-12

Total non-financial assets	-48	-578	-878	-1,621	-1,512

OTHER TRANSACTIONS
Tax receivables	-5,524	-4,356	2,008	2,967	-5,251
Other receivables	214	121	325	-239	550
Provincial and territorial tax collection agreements accounts	1,103	2,374	-934	-1,139	-824
Tax payables	2,610	-509	-735	1,254	3,221
Other liabilities	6,795	-1,338	-404	-5,787	3,723

Total other transactions	5,198	-3,708	260	-2,944	1,419

FOREIGN EXCHANGE TRANSACTIONS
International reserves held in the Exchange Fund Account	2,133	3,602	3,818	-822	-9,215
International Monetary Fund — Subscriptions	945	757	-121	-7	-424

	3,078	4,359	3,697	-829	-9,639
Less: International Monetary Fund — Notes payable	-453	-336	623	947	-835
Special drawing rights allocations	89	58	-22	—	-28

	-364	-278	601	947	-863

Total foreign exchange transactions	3,442	4,637	3,096	-1,776	-8,776

NET NON-BUDGETARY TRANSACTIONS	$3,190	$-2,838	$632	$-7,356	$-8,859

Source: Public Accounts of Canada 2005.

Unmatured Debt

The Government’s unmatured debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Investment Bonds, Canada Bills, and Canada Notes, as well as from non-marketable obligations issued to the Canada Pension Plan Investment Fund and obligations issued to Trustees in respect of health care initiatives.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The increase in unmatured debt payable in Canadian currency has been broadly consistent with changes in financial requirements. The changes in unmatured debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED DEBT

(Principal Amount Outstanding)

	At	At March 31,
	Sept. 30,
	2005	2005	2004	2003	2002	2001

	(in millions)
CANADIAN CURRENCY
Marketable bonds	$259,803	$263,300	$276,022	$286,290	$292,910	$293,879
Treasury bills	122,800	127,200	113,400	104,600	94,200	88,700
Canada Savings Bonds	11,584	11,958	14,038	16,084	18,928	21,410
Canada Premium Bonds	7,061	7,115	7,286	6,500	5,092	4,204
Canada Investment Bonds	8	8	7	—	—	—
Obligations issued to Canada Pension Plan Investment Fund	3,202	3,335	3,351	3,369	3,386	3,403
Obligations issued to Trustees in respect of Health Care Initiatives	23	58	76	2	5	70

Total Canadian currency	404,481	412,974	414,180	416,845	414,521	411,666

FOREIGN CURRENCY (1)
Canada Bills	2,032	3,862	3,364	2,603	3,355	7,228
Canada Notes	1,024	1,128	1,257	1,244	1,202	1,580
Euro Medium Term Note Program	1,484	1,661	3,170	3,215	2,933	3,417
Other marketable bonds (2)	7,575	9,941	13,201	14,420	19,629	20,488
Standby credit facilities	—	—	—	—	—	—

Total foreign currency	12,115	16,592	20,992	21,482	27,119	32,713

TOTAL UNMATURED DEBT	$416,596	$429,566	$435,172	$438,327	$441,640	$444,379

Source: Bank of Canada, Department of Finance.

(1) Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At	At March 31,
	Sept. 30,
	2005	2005	2004	2003	2002	2001

	(in millions)
United States Dollar	1.1627	1.2096	1.3113	1.4678	1.5942	1.5763
Euro	1.3976	1.5681	1.6149	1.6037	1.3879	1.3837
Japanese Yen	0.010242	0.011281	0.01257	0.01244	0.01202	0.01249
New Zealand Dollar	0.8053	0.8617	0.8716	0.8142	0.7026	0.6370
British Pound	—	—	2.4201	2.3240	2.2716	2.2315
Danish Krone	—	—	0.2169	0.2158	0.1868	0.1852
Norwegian Krone	—	—	0.19145	0.2018	0.1801	0.1718
Greek Drachma	—	—	—	—	—	0.004070
Hong Kong Dollar	—	—	—	—	—	0.202254

(2)	Excludes Canada Notes and Euro Medium Term Notes. Other globals foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At	At March 31,
	Sept. 30,
	2005	2005	2004	2003	2002	2001

	(in millions)
United States Dollars	3,711	5,211	7,216	7,312	10,312	11,000
New Zealand Dollars	500	500	500	500	500	500
Euro	2,045	2,045	2,045	2,045	2,045	2,045

Marketable bonds are interest-bearing obligations available to all investors generally. In the period April 1, 2005 to September 30, 2005 the Government issued an aggregate of $19,207 million of marketable bonds in Canadian currency and redeemed $22,704 million (including $8,848 million in repurchased and cancelled bonds), for a net decrease of $3,497 million. Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2005 to September 30, 2005 the amount of treasury bills outstanding decreased by $4,400 million. Canada Savings Bonds are offered to individual Canadian residents and differ from other bonds in that they can be redeemed prior to maturity at the option of the holder for the full face value, plus accrued interest. In the period April 1, 2005 to September 30, 2005 the amount of unmatured Canada Savings Bonds outstanding decreased by $374 million. The Canada Premium Bond is a retail investment and savings product introduced in 1998 that replaced the Canada Registered Retirement Savings Plan Bond (“Canada RRSP Bond”). It offers a higher interest rate compared to Canada Savings Bonds and is redeemable once a year, on the anniversary of the issue date and during the 30 days thereafter without penalty. In the period April 1, 2005 to September 30, 2005 the amount of unmatured Canada Premium Bonds outstanding decreased by $54 million. Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. They offer a fixed rate of interest for the full term to maturity. The Canada Investment Bonds carry a higher rate of interest than the Canada Savings Bonds or the Canada Premium Bonds over the equivalent priced period. They are non-cashable prior to maturity but are transferable to other eligible registration types. In the period April 1, 2005 to September 30, 2005, the amount of unmatured Canada Investment Bonds outstanding was unchanged. Obligations issued to Canada Pension Plan Investment Fund are non-marketable. Obligations issued to Trustees in respect of health care initiatives are non marketable. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. The Euro Medium-Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of 4 global bond issues and 4 Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited in U.S. dollars and other foreign currencies.

In the mid 1990s, Canada implemented an Exchange Fund Account foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2005, $17,595 million of Canadian dollars have been swapped for U.S.$12,808 million, $9,287 million of Canadian dollars have been swapped for Euro 6,670 million and $111 million Canadian dollars have been swapped for ¥8 billion.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST

	At March 31,

	2005	2004	2003	2002	2001

Marketable bonds (1)	5.62%	5.96%	6.26%	6.61%	6.98%
Treasury bills	2.62	2.52	3.04	2.64	5.31
Canada Savings Bonds	2.85	3.37	3.43	3.23	5.42
Non-marketable bonds and notes (2)	9.99	9.96	10.14	10.16	10.10
Canada Bills	2.63	0.92	1.12	1.75	5.10
Foreign currency notes	3.14	2.37	2.36	2.46	4.15
Total Unmatured Debt	4.61	4.91	5.32	5.56	6.11

Source: Public Accounts of Canada 2005.

(1) Excludes Canada Notes and Euro Medium-Term Notes, but includes other foreign currency marketable bonds.

(2) Includes the bonds for the Canada Pension Plan and obligations issued to trustees in respect of health care initiatives.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2005.

SCHEDULE OF MARKETABLE DEBT REPAYMENTS

(in millions)

	Total Principal and Interest

		Foreign
	Canadian	Currency
For years ended	Currency	Debt
December 31,	Debt(1)	(1)(2)(3)(4)

2005	$14,224	$91
2006	42,256	2,149
2007	42,088	832
2008	31,032	6,183
2009	26,986	1,977
2010-2014	102,359	—
2015-2019	34,480	—
2020-2024	35,542	—
2025-2029	47,447	—
2030-2034	24,135	—
2035-2039	9,278	—

Source: Bank of Canada.

(1) Excludes the effect of interest rate swaps and cross currency swaps.
(2) Includes Canada Notes and other foreign currency marketable bonds and notes.
(3) Converted at U.S. $1.00 = $1.1627, Japanese Yen 1.00 = $0.010242, New Zealand $1.00 = $0.8053 and Euro 1.00 = $1.3976, the closing rates on September 30, 2005.
(4) Excludes principal and interest payments on U.S. $210,719,000 of Petro Canada bond issues assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the financial statements. Only certain financial transactions between the Government and enterprise Crown corporations are recorded. All assets and liabilities of agent Crown corporations are, however, assets and liabilities of the Government.

The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by enterprise Crown corporations and other government business enterprises amounted to $47,389 million as at March 31, 2005. The following table summarizes the unaudited financial information of consolidated and enterprise Crown corporations as at March 31, 2005.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS

(in millions)

	Consolidated	Enterprise	Total

Assets
Total assets	$6,087	$127,645	$133,732

Liabilities
Liabilities to other than Government
Borrowings	—	49,128	49,128
Other	4,419	57,181	61,600

	4,419	106,309	110,728

Net assets	$1,668	$21,336	$23,004

Financial interest of the Government
Obligations to the Government	$242	$7,173	$7,415
Net equity of the Government	1,426	14,163	15,589

Total financial interest	$1,668	$21,336	$23,004

Contingent liabilities	$194	$2,750	$2,944

Source: Public Accounts of Canada 2005.

Contingent Liabilities (with Respect to Guarantees by the Government)

The contingent liabilities of the Government, with respect to guarantees by the Government as at March 31, 2005 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees by the Government
Borrowings by enterprise Crown corporations which are agents of Her Majesty	$43,490
Borrowings by other than Crown corporations
From agents	540
From other than agents	2,718
Other explicit loan guarantees	23
Insurance programs of the Government	1,929
Other explicit guarantees	6,513

Total gross guarantees	55,213
Less: allowance for losses	-2,318

Net exposure under guarantees	$52,895

Source: Public Accounts of Canada 2005.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2005.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

			5 year	Closing
			average	balance
	Insurance	Net	of net	of
	in force	claims (1)	claims	fund

	(in millions)
Canada Deposit Insurance Corporation	$375,563	$14	$—	$788
Canada Mortgage and Housing Corporation
Mortgage Insurance Fund	247,140	153	214	3,329
Mortgage-Backed Securities Guarantee Fund	84,544	—	—	163
Export Development Canada
Export insurance contracts entered into on its own behalf	11,869	39	65	—

Source: Public Accounts of Canada 2005.

(1) Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this sec-tion referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and in this role the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market borrowings, administering its outstanding market debt, and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, short-term securities issued by the United Kingdom, and treasury bills or other obligations of the United States. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin, and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”), and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of the Canadian Payments Association. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of the Canadian Payments Association on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of the Canadian Payments Association. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $50 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate at the midpoint of the operating band. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act, 1996 gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act, 1996. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act, 1996 also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against nonpayments of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to small and medium-sized businesses in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. It is the current practice in Canada to revise the Bank Act after intervals of approximately five years with the most recent revision taking place in 2001 (see Financial Sector Restructuring below). The Office of the Superintendent of Financial Institutions is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate subsidiaries by letters patent. In June 1999, legislation was passed to allow foreign banks to establish specialized, commercially focused branches in Canada. Foreign banks can operate full service branches and lending branches. As at

November 30, 2005, the banking system consisted of 21 domestic banks, 26 foreign bank subsidiaries, 18 full-service foreign bank branches and 5 foreign bank lending branches.

Financial Sector Restructuring

On June 14, 2001, Royal Assent was given to Bill C-8, An Act to establish the Financial Consumer Agency of Canada and to amend certain Acts in relation to financial institutions. Bill C-8, which amended various federal financial sector statutes, reformed Canada’s financial services sector, which includes domestic and foreign banks, trust companies, insurance companies, credit unions and other financial institutions.

Some of the key elements contained in Bill C-8, as well as the measures implemented by non-legislative means such as guidelines and statements of government policy that compliment the legislation, include: a new definition of widely held ownership for federal financial institutions that allows for strategic alliances and joint ventures with significant share exchanges; a new holding company regime which offers financial institutions the potential for greater structural flexibility; a bank merger review process with a formal mechanism for public input; broader access to the payments system to accommodate the entry of life insurance companies, securities dealers and money market mutual funds that meet certain criteria, including regulatory oversight and liquidity; and the creation of the Financial Consumer Agency of Canada to enforce the consumer-related provisions of the federal financial institution statutes.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance through price stability.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In May 2001 the 1% to 3% target range was extended to the end of 2006. Monetary policy will continue to aim at keeping future inflation at the 2% target mid-point of this range, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since the Fall of 2000, the Bank has moved to fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

During 2004, the Canadian economy moved near its production capacity more quickly than anticipated as exports grew vigorously. This near capacity production, along with rising commodity prices, prompted the Bank of Canada to raise the target for the overnight rate by a total of 50 basis points to 2 1/2% in two 25 basis point increments during the second half of the year.

By the start of 2005 the dampening effects on aggregate demand of the appreciation of the Canadian dollar prompted the Bank to slightly lower its expectations for economic growth. Net exports were acting as a drag on the economy, but some sectors (retail, wholesale and housing) were experiencing robust demand while core inflation remained below the Bank’s 2% target. Against this backdrop, the Bank decided to maintain its target for the overnight rate at 2 1/2% for much of 2005.

On its September 7, October 18 and December 6, 2005 Fixed Announcement Dates the Bank raised its key policy rate by 25 basis points each time, bringing the target for the overnight rate to 3 1/4%. Canada’s economic growth in the second and third quarter was somewhat stronger than the Bank had been expecting. With the economy operating at full capacity, a reduction in monetary stimulus promotes a better balance between aggregate demand and supply and keeps inflation on target over the medium term.

Membership in International Economic Organizations

As of December 31, 2004, Canada’s paid-up quota in the IMF is SDR 6,369.2 million. On December 31, 2004 one SDR equalled Cdn $1.87.

Canada also participates in the General Arrangements to Borrow (the “GAB”) and the New Arrangements to Borrow (the “NAB”) which provide special financial resources to the IMF. Canada’s total commitment under the GAB and the NAB amount to SDR 1,396.0 million. As of December 31, 2004 there were no loans outstanding to the IMF under the GAB and the NAB.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank of Canada) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At December 31, 2004

	Subscription

	Total	Paid-in(1)

	(in millions of
	U.S. dollars)
International Bank for Reconstruction and Development	$5,403.8	$334.9
International Development Association (“IDA”)	—	—
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	2,183.7	153.9
Inter-American Development Bank	4,039.9	173.7
Caribbean Development Bank	62.7	13.7
African Development Bank	1,085.9	89.2
European Bank for Reconstruction and Development	828.6	204.1

Source: Department of Finance; Annual Reports of Regional Development Banks
(1) Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A) PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2005

Maturing in 2005-06
2005 — Dec. 1	3	June 13/03 and Aug. 1/03 and Sept. 19/03	XR04	$2,540,225,000
Dec. 1	8 3/4	Apr. 3/95 and May 15/95 and Aug. 15/95 and Nov. 15/95	A79	5,781,848,000
2006 — Mar. 1	12 1/2	Mar. 13/84 and Nov. 14/84 and Mar. 19/85	H18	266,514,000

				8,588,587,000

Maturing in 2006-07
2006 — June 1	3	Dec. 19/03 and Feb. 13/04 and Mar. 12/04 and Apr. 26/04	XU33	6,563,001,000
Sept. 1	5 3/4	Nov. 14/00 and Feb. 12/01 and June 4/01 and Aug. 20/01	XD18	9,026,584,000
Oct. 1	14	June 1/84 and July 11/84 and Aug. 1/84	H26	768,307,000
Dec. 1	3 1/4	May 28/04 and Aug. 9/04 and Sept. 17/04	XV16	6,000,000,000
Dec. 1	7	Feb. 15/96 and Mar. 29/96 and May 15/96 and Aug. 15/96	VU50	5,866,645,000
2007 — Mar. 1	13 3/4	June 19/84	H30	192,738,000

				28,417,275,000

Maturing in 2007-08
2007 — June 1	3	Dec. 10/04 and Feb. 11/05 and Mar. 18/05	XZ20	5,600,000,000
2007 — June 1	7 1/4	Oct. 1/96 and Nov. 15/96 and Feb. 17/97 and May 15/97	WB60	7,029,817,000
Sep. 1	4 1/2	Nov. 19/01 and Feb. 18/02 and May 21/02 and July 22/02 and Aug. 19/02	XJ87	9,725,000,000
Oct. 1	13	Aug. 22/84 and Sept. 12/84	H36	467,580,000
Dec. 1	2 3/4	June 10/05 and July 29/05 and Sept. 16/05	YA69	7,007,164,000
2008 — Mar. 1	12 3/4	Oct. 1/84 and Oct. 24/84	H41	578,665,000

				30,408,226,000

Maturing in 2008-09
2008 — June 1	6	Aug. 15/97 and Nov. 17/97 and Feb. 16/98 and May 15/98	WH31	5,010,390,000
June 1	10	Dec. 15/85 and Sept. 1/87 and Feb. 1/88 and Apr. 14/88 and June 1/88 and July 21/88 and Oct. 15/88 and Dec. 15/88 and Feb. 23/89 and June 1/89	H74	3,036,529,000
Sept. 1	4 1/4	Nov. 18/02 and Dec. 23/02 and Feb. 24/03 and Mar. 31/03 and Apr. 29/03 and June 2/03 and July 21/03 and Sept. 2/03 and Oct. 14/03	XN99	11,328,000,000
Oct. 1	11 3/4	Feb. 1/85 and May 1/85	H52	395,547,000
2009 — Mar. 1	11 1/2	May 22/85	H58	139,655,000

				19,910,121,000

Maturing in 2009-10
2009 — June 1	5 1/2	Aug. 17/98 and Nov. 16/98 and Feb. 15/99 and May 17/99	WR13	6,250,192,000
June 1	11	Oct. 1/85 and Oct. 23/85 and Oct. 15/87	H68	637,846,000
Sept. 1	4 1/4	Dec. 1/03 and Jan. 26/04 and Feb. 23/04 and Apr. 13/04 and May 17/04 and July 26/04 and Aug. 30/04 and Oct. 12/04	XT69	10,100,000,000
Oct. 1	10 3/4	June 12/85 and July 1/85 and Sept. 1/85 and Sept. 1/88	H63	256,716,000
2010 — Mar. 1	9 3/4	Mar. 15/86	H79	83,434,000

				17,328,188,000

Unmatured Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2005

Maturing in 2010-11
2010 — June 1	5 1/2	Aug. 3/99 and Nov. 1/99 and Feb. 1/00 and Mar. 20/00	WX80	$8,064,064,000
June 1	9 1/2	Apr. 10/86 and July 1/87 and July 1/89 and Aug. 10/89 and Oct. 1/89 and Dec. 15/89 and Feb. 1/90	H81	2,227,899,000
Sept. 1	4	Nov. 22/04 and Jan. 24/05 and Feb. 21/05 and Apr. 26/05 and May 24/05 and July 18/05 and Aug. 29/05	XY54	9,159,034,000
Oct. 1	8 3/4	Apr. 28/86	H85	122,706,000
2011 — Mar. 1	9	July 3/86 and Sept. 2/86 and Oct. 23/86 and Dec. 15/86 and May 1/87 and Mar. 15/88	H87	593,341,000

				20,167,044,000

Maturing in 2011-12
2011 — June 1	6	May 1/00 and Aug. 1/00 and Oct. 30/00 and Jan. 29/01 and May 7/01 and July 30/01	XB51	12,090,880,000
June 1	8 1/2	Feb. 19/87 and Mar. 15/87	H98	616,151,000

				12,707,031,000

Maturing in 2012-13
2012 — June 1	5 1/4	Oct 29/01 and Feb. 11/02 and April 22/02 and June 25/02 and Aug. 6/02 and Sept. 30/02 and Oct. 15/02	XH22	11,033,315,000

Maturing in 2013-14
2013 — June 1	5 1/4	Nov. 4/02 and Dec. 16/02 and Feb. 10/03 and Mar. 24/03 and May 12/03 and June 25/03 and Aug. 11/03 and Sept. 30/03	XM17	12,000,000,000
2014 — Mar. 15	10 1/4	Mar. 15/89 and Mar. 30/89 and Mar. 15/90 and July 1/90 and Aug. 1/90 and Feb. 21/91	A23	970,985,000

				12,970,985,000

Maturing in 2014-15
2014 — June 1	5	Oct. 20/03 and Dec. 15/03 and Feb. 9/04 and Mar. 22/04 and May 3/04 and June 22/04 and Aug. 16/04 and Sept. 28/04	XS86	10,867,437,000

Maturing in 2015-16
2015 — June 1	4 1/2	Oct. 18/04 and Dec. 20/04 and Feb. 7/05 and Mar. 14/05 and May 9/05 and June 21/05 and Aug. 15/05 and Sept. 26/05	XX71	10,300,000,000
June 1	11 1/4	May 1/90 and May 31/90 and Oct. 1/90 and Nov. 15/90	A34	483,005,000

				10,783,005,000

Maturing in 2020-21
2021 — Mar. 15	10 1/2	Dec. 15/90 and Jan. 9/91 and Feb. 1/91	A39	1,001,261,000

Maturing in 2021-22
2021 — June 1	9 3/4	May 9/91 and June 1/91 and July 1/91 and Aug. 1/91 and Sept. 1/91 and Oct. 17/91	A43	608,539,000
Dec. 1	4 1/4	Dec. 10/91 and Oct. 14/92 and May 1/93 and Dec. 1/93 and Feb. 22/94 and June 21/94 and Sept. 15/94 and Dec. 15/94 and Feb. 2/95 and May 8/95 and Aug. 4/95	L25	5,175,000,000 (2)

				5,783,539,000

Maturing in 2022-23
2022 — June 1	9 1/4	Dec. 15/91 and Jan. 3/92 and May 15/92	A49	550,448,000

Maturing in 2023-24
2023 — June 1	8	Aug. 17/92 and Feb. 1/93 and Apr. 1/93 and July 26/93 and Oct. 15/93 and Feb. 1/94 and May 2/94	A55	6,967,383,000

Maturing in 2025-26
2025 — June 1	9	Aug. 2/94 and Nov. 1/94 and Feb. 1/95 and May 1/95 and Aug. 1/95 and Nov. 1/95 and Feb. 1/96	A76	7,261,659,000

Unmatured Debt (Continued)

				Outstanding at
Maturity date	Coupon %	Issue date(s)	Series	September 30, 2005

Maturing in 2026-27
2026 — Dec. 1	4 1/4	Dec. 7/95 and Mar. 6/96 and June 6/96 and Sept. 6/96 and Dec. 6/96 and Mar. 12/97 and June 9/97 and Sept. 8/97 and Dec. 8/97 and Mar. 9/98 and June 8/98 and Sept. 8/98 and Dec. 7/98	VS05	$5,250,000,000	(2)

Maturing in 2027-28
2027 — June 1	8	May 1/96 and Aug. 1/96 and Nov. 1/96 and Feb. 3/97 and May 1/97 and Aug. 1/97 and Nov. 3/97	VW17	8,411,775,000

Maturing in 2029-30
2029 — June 1	5 3/4	Feb. 2/98 and May 1/98 and Nov. 2/98 and May 3/99 and Oct. 15/99 and Apr. 24/00 and Oct. 16/00 and Apr. 23/01	WL43	13,736,000,000

Maturing in 2031-32
2031 — Dec. 1	4	Mar. 8/99 and June 8/99 and Sept. 7/99 and Dec. 6/99 and Mar. 6/00 and June 5/00 and Sept. 5/00 and Dec. 11/00 and Mar. 5/01 and June 11/01 and Sept. 24/01 and Dec. 10/01 and Mar. 18/02 and June 10/02 and Sept. 16/02 and Dec. 9/02 and Mar. 17/03	WV25	5,800,000,000	(2)

Maturing in 2033-34
2033 — June 1	5 3/4	Oct. 15/01 and Jan. 21/02 and Mar. 4/02 and May 6/02 and July 15/02 and Nov. 25/02 and Jan. 20/03 and Mar. 3/03 and Apr. 14/03 and July 14/03 and Aug. 25/03 and Nov. 10/03 and Jan. 19/04 and Mar. 1/04	XG49	13,410,295,000

Maturing in 2036-37
2036 — Dec. 1	3	June 9/03 and Sept. 15/03 and Dec. 8/03 and Mar. 8/04 and June 7/04 and Sept. 7/04 and Dec. 6/04 and May 7/05 and June 6/05 and Sept. 6/05	XQ21	3,500,000,000	(2)

Maturing in 2037-38
2037 — June 1	5	July 19/04 and Sept. 14/04 and Nov. 8/04 and Jan. 17/05 and April 11/05 and Jul. 11/05	XW98	4,949,343,000

TOTAL MARKETABLE BONDS PAYABLE IN CANADIAN DOLLARS				259,802,917,000

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates

Various maturity dates from Oct. 3, 2005 to Sept. 7, 2006	2.473 to 3.151	Various issue dates from Oct. 7, 2004 to Sept. 28, 2005	122,800,000,000

CANADA SAVINGS BONDS(3)

		Annual
Series	Maturity date	Coupons %	Issue date

S46	2013 — Nov. 1(4)	1.50 – 7.50	1991 — Nov. 1	367,142,159
S47	2014 — Nov. 1(4)	1.50 – 7.50	1992 — Nov. 1	617,313,153
S48	2005 — Nov. 1	1.50 – 7.50	1993 — Nov. 1	826,021,373
S49	2006 — Nov. 1	1.50 – 7.50	1994 — Nov. 1	1,119,101,129
S50	2007 — Nov. 1	1.50 – 6.75	1995 — Nov. 1	793,587,966
S51	2008 — Nov. 1	3.00 – 8.75	1996 — Nov. 1	2,316,110,730
S52	2007 — Nov. 1	1.50 – 6.50	1997 — Nov. 1	1,770,776,647
S53	2007 — Dec. 1	1.50 – 6.50	1997 — Dec. 1	7,418,316
S54	2008 — Nov. 1	1.50 – 4.85	1998 — Nov. 1	549,431,324
S55	2008 — Dec. 1	1.50 – 4.85	1998 — Dec. 1	43,786,102
S56	2009 — Jan. 1	1.35 – 4.85	1999 — Jan. 1	7,787,663
S57	2009 — Feb. 1	1.35 – 4.60	1999 — Feb. 1	4,862,742
S58	2009 — Mar. 1	1.30 – 4.75	1999 — Mar. 1	9,979,267
S59	2009 — Apr. 1	1.30 – 4.75	1999 — Apr. 1	7,003,213
S60	2009 — Nov. 1	1.50 – 4.85	1999 — Nov. 1	269,753,257

Unmatured Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2005

S61	2009 — Dec. 1	1.50 – 4.85	1999 — Dec. 1	$31,480,311
S62	2010 — Jan. 1	1.35 – 4.85	2000 — Jan. 1	10,179,578
S63	2010 — Feb. 1	1.35 – 4.60	2000 — Feb. 1	7,226,967
S64	2010 — Mar. 1	1.30 – 4.75	2000 — Mar. 1	11,929,650
S65	2010 — Apr. 1	1.30 – 4.75	2000 — Apr. 1	15,421,860
S66	2010 — Nov. 1	1.50 – 4.85	2000 — Nov. 1	268,408,750
S67	2010 — Dec. 1	1.50 – 4.85	2000 — Dec. 1	22,139,332
S68	2011 — Jan. 1	1.35 – 4.85	2001 — Jan. 1	10,827,564
S69	2011 — Feb. 1	1.35 – 4.40	2001 — Feb. 1	9,019,554
S70	2011 — Mar. 1	1.30 – 4.00	2001 — Mar. 1	8,976,690
S71	2011 — Apr. 1	1.30 – 4.00	2001 — Apr. 1	6,235,323
S72	2011 — Nov. 1	1.50 – 2.00	2001 — Nov. 1	372,103,095
S73	2011 — Dec. 1	1.50 – 2.00	2001 — Dec. 1	21,852,453
S74	2012 — Jan. 1	1.35 – 2.00	2002 — Jan. 1	5,233,335
S75	2012 — Feb. 1	1.35 – 2.00	2002 — Feb. 1	4,719,770
S76	2012 — Mar. 1	1.30 – 4.00	2002 — Mar. 1	15,240,452
S77	2012 — Apr. 1	1.30 – 4.00	2002 — Apr. 1	11,527,872
S78	2012 — Nov. 1	1.50 – 2.00	2002 — Nov. 1	480,124,954
S79	2012 — Dec. 1	1.50 – 2.00	2002 — Dec. 1	32,658,692
S80	2013 — Jan. 1	1.65 – 2.00	2003 — Jan. 1	10,909,657
S81	2013 — Feb. 1	1.55 – 2.00	2003 — Feb. 1	7,259,590
S82	2013 — Mar. 1	1.30 – 2.00	2003 — Mar. 1	14,916,226
S83	2013 — Apr. 1	1.25 – 2.00	2003 — Apr. 1	14,888,532
S84	2013 — Nov. 1	1.50 – 1.75	2003 — Nov. 1	482,017,203
S85	2013 — Dec. 1	1.50 – 1.65	2003 — Dec. 1	17,881,589
S86	2014 — Jan. 1	1.65	2004 — Jan. 1	4,955,164
S87	2014 — Feb. 1	1.55	2004 — Feb. 1	3,427,490
S88	2014 — Mar. 1	1.30	2004 — Mar. 1	10,693,667
S89	2014 — Apr. 1	1.25	2004 — Apr. 1	4,711,168
S90	2015 — Nov. 1	1.50	2004 — Nov. 1	904,514,933
S91	2014 — Dec. 1	1.50	2004 — Dec. 1	20,083,417
S92	2015 — Jan. 1	1.65	2005 — Jan. 1	7,453,924
S93	2015 — Feb. 1	1.55	2005 — Feb. 1	4,355,151
S94	2015 — Mar. 1	1.55	2005 — Mar. 1	14,259,123
S95	2015 — Apr. 1	1.55	2005 — Apr. 1	6,099,279

				11,583,807,356

CANADA PREMIUM BONDS(5)

		Annual
Series	Maturity date	Coupons %	Issue date

P1	2007 — Mar. 1 or Apr. 1	2.75 – 8.50	1997 — Mar. 1 or Apr. 1	76,011,451
P2	2008 — Mar. 1 or Apr. 1	2.00 – 4.75	1998 — Mar. 1 or Apr. 1	14,937,688
P3	2008 — Nov. 1	1.85 – 5.00	1998 — Nov. 1	1,001,608,489
P4	2008 — Dec. 1	1.85 – 4.50	1998 — Dec. 1	94,624,671
P5	2009 — Jan. 1	2.00 – 4.50	1999 — Jan. 1	18,858,811
P6	2009 — Feb. 1	2.00 – 4.75	1999 — Feb. 1	16,523,614
P7	2009 — Mar. 1	2.00 – 6.00	1999 — Mar. 1	58,771,397
P8	2009 — Apr. 1	2.00 – 6.00	1999 — Apr. 1	46,871,200
P9	2009 — Nov. 1	2.50 – 6.00	1999 — Nov. 1	380,356,286
P10	2009 — Dec. 1	2.50 – 6.00	1999 — Dec. 1	109,110,407
P11	2010 — Jan. 1	2.50 – 6.00	2000 — Jan. 1	34,266,350
P12	2010 — Feb. 1	2.50 – 6.00	2000 — Feb. 1	27,697,950
P13	2010 — Mar. 1	2.50 – 6.25	2000 — Mar. 1	62,267,410
P14	2010 — Apr. 1	2.50 – 6.25	2000 — Apr. 1	82,454,346
P15	2010 — Nov. 1	2.45 – 5.90	2000 — Nov. 1	529,689,913
P16	2010 — Dec. 1	2.35 – 5.90	2000 — Dec. 1	103,671,348
P17	2011 — Jan. 1	2.35 – 5.90	2001 — Jan. 1	121,165,862
P18	2011 — Feb. 1	2.25 – 5.75	2001 — Feb. 1	268,150,063
P19	2011 — Mar. 1	2.25 – 4.55	2001 — Mar. 1	30,439,923
P20	2011 — Apr. 1	2.00 – 4.55	2001 — Apr. 1	37,833,836
P21	2011 — Nov. 1	1.85 – 4.00	2001 — Nov. 1	558,734,011
P22	2011 — Dec. 1	1.85 – 4.00	2001 — Dec. 1	75,085,493
P23	2012 — Jan. 1	2.00 – 3.50	2002 — Jan. 1	20,312,913
P24	2012 — Feb. 1	2.00 – 3.50	2002 — Feb. 1	19,519,900
P25	2012 — Mar. 1	2.00 – 6.00	2002 — Mar. 1	96,665,747
P26	2012 — Apr. 1	2.00 – 6.00	2002 — Apr. 1	44,800,741

Unmatured Debt (Continued)

		Annual		Outstanding at
Series	Maturity date	Coupons %	Issue date	September 30, 2005

P27	2012 — Nov. 1	2.50 – 6.00	2002 — Nov. 1	$1,127,899,901
P28	2012 — Dec. 1	2.50 – 6.00	2002 — Dec. 1	220,438,038
P29	2013 — Jan. 1	2.50 – 6.00	2003 — Jan. 1	86,010,895
P30	2013 — Feb. 1	2.50 – 6.00	2003 — Feb. 1	14,649,433
P33	2013 — Feb. 1	2.50 – 5.00	2003 — Feb. 1	62,295,030
P31	2013 — Mar. 1	2.50 – 5.00	2003 — Mar. 1	52,576,274
P32	2013 — Apr. 1	2.50 – 5.00	2003 — Apr. 1	30,804,009
P34	2013 — Nov. 1	2.45 – 5.00	2003 — Nov. 1	823,081,468
P35	2013 — Dec. 1	2.35 – 5.50	2003 — Dec. 1	175,974,142
P36	2014 — Jan. 1	2.35 – 5.50	2004 — Jan. 1	59,471,837
P37	2014 — Feb. 1	2.25 – 5.00	2004 — Feb. 1	48,220,874
P38	2014 — Mar. 1	2.25 – 4.00	2004 — Mar. 1	67,953,304
P39	2014 — Apr. 1	2.00 – 4.00	2004 — Apr. 1	41,296,616
P40	2014 — Nov. 1	1.85 – 3.40	2004 — Nov. 1	213,645,945
P41	2014 — Dec. 1	1.85 – 3.40	2004 — Dec. 1	51,374,858
P42	2015 — Jan. 1	2.00 – 3.20	2005 — Jan. 1	18,607,724
P43	2015 — Feb. 1	2.00 – 2.60	2005 — Feb. 1	11,235,498
P44	2015 — Mar. 1	2.00 – 2.60	2005 — Mar. 1	13,737,720
P45	2015 — Apr. 1	2.00 – 2.60	2005 — Apr. 1	11,607,986

				7,061,311,372

CANADA INVESTMENT BONDS(6)

		Annual
Series	Maturity date	Coupons %	Issue date

I01	2006 — Nov. 1	3.00	2003 — Nov. 1	2,952,500
I02	2006 — Dec. 1	3.10	2003 — Dec. 1	1,276,800
I03	2007 — Jan. 1	3.20	2004 — Jan. 1	311,200
I04	2007 — Feb. 1	3.00	2004 — Feb. 1	1,593,700
I05	2007 — Mar. 1	2.75	2004 — Mar. 1	329,600
I06	2007 — Apr. 1	2.55	2004 — Apr. 1	1,166,700

				7,630,500

OBLIGATIONS ISSUED TO CANADA PENSION PLAN INVESTMENT FUND(7)

Maturity date(s)	Coupon %	Issue date(s)

Various maturity dates from Oct. 1, 2005 to July 2, 2012	7.92 to 11.33	Various issue dates from Oct. 1, 1985 to Jul. 2, 1992 (long term)	3,201,551,000

OBLIGATIONS ISSUED TO TRUSTEES IN RESPECT OF HEALTH CARE INITIATIVES

Maturity date(s)	Coupon %	Issue date(s)

Various maturity dates from Mar. 31, 2006 to Mar. 31, 2007	3 month treasury bills	Various issue dates from June 23, 2003 to May 18, 2004	23,227,118

TOTAL UNMATURED DEBT PAYABLE IN CANADIAN DOLLARS			404,480,444,346

Unmatured Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1)(8)

CANADA BILLS

				Outstanding at
Maturity date	Yield %	Original issue amount	Issue dates	September 30, 2005

Various maturity dates	3.01 to	U.S. $1,748,055,000	Various issue dates
from Oct. 3, 2005	3.87		from Apr. 5, 2005
to Mar. 30, 2006			to Sept. 30, 2005	$2,032,463,549

CANADA NOTES

Maturity date	Coupon %	Original issue amount	Issue date

2006 — Mar. 20	0.70	JPY 50,000,000,000	Mar. 22, 2001	512,100,000
2009 — Mar. 23	1.90	JPY 50,000,000,000	Mar. 23, 1999	512,100,000

Total				1,024,200,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon %	Original issue amount		Issue date

2007 — Nov. 19	4	U.S. $ 30,000,000		Nov. 19, 1997	34,881,000
2008 — Jan. 31	3.30 (10)	JPY 5,000,000,000	(9)	July 30, 1997	51,210,000
2009 — Apr. 28	4 1/2	EUR 609,796,069	(11)	Nov. 12, 1998	852,250,986
2009 — Apr. 28	4 1/2	EUR 390,203,931	(12)	Mar. 30, 1999	545,349,014

Total					1,483,691,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

		Original amount at		Issue or
Maturity date	Coupon %	issue or assumption		assumption date

2006 — Aug. 28	6 3/4	U.S. $1,000,000,000		Aug. 28, 1996	1,162,700,000
2007 — Oct. 3	6 5/8	N.Z. $ 500,000,000	(9)	Oct. 3, 1997	402,650,000
2008 — July 7	4 7/8	EUR 2,045,167,525	(13)	July 7, 1998	2,858,326,133
2008 — Nov. 5	5 1/4	U.S. $2,500,000,000		Nov. 5, 1998	2,906,750,000
2010 — Jan. 15	8.60	U.S. $ 157,895,000	(14)	Feb. 5, 2001	183,584,517
2016 — Dec. 15	8 1/4	U.S. $ 38,244,000	(14)	Feb. 5, 2001	38,652,799
2018 — June 30	9.70	U.S. $ 16,080,000	(14)	Feb. 5, 2001	18,696,216
2019 — June 1	8.80	U.S. $ 3,500,000	(14)	Feb. 5, 2001	4,069,450

Total					7,575,429,115

BANK LOANS PAYABLE IN U.S. DOLLARS					—	(15)

TOTAL UNMATURED DEBT PAYABLE IN FOREIGN CURRENCY					12,115,783,664

TOTAL UNMATURED DEBT					$416,596,228,010

Unmatured Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2005 — Nov. 23	3 month BA	$232,350,000	3 month LIBOR	U.S.$ 150,000,000
Dec. 1	4.6570	76,900,000	3 month LIBOR	50,000,000
Dec. 1	4.8175	77,125,000	3 month LIBOR	50,000,000
Dec. 1	4.84177	75,725,000	3 month LIBOR	50,000,000
Dec. 1	6.4980	70,400,000	3 month LIBOR	54,050,000
Dec. 1	7.5800	681,350,000	Fixed	500,000,000
2006 — Mar. 1	4.7815	74,685,000	3 month LIBOR	50,000,000
Mar. 1	5.9720	70,560,000	3 month LIBOR	53,975,000
Oct. 1	4.8488	76,525,000	3 month LIBOR	50,000,000
Oct. 1	4.8801	75,460,000	3 month LIBOR	50,000,000
Oct. 30	3 month BA	384,375,000	3 month LIBOR	250,000,000
Nov. 23	3 month BA	232,350,000	3 month LIBOR	150,000,000
Dec. 1	6.0750	74,125,000	3 month LIBOR	54,950,000
2007 — June 1	3.7471	101,887,500	3 month LIBOR	75,000,000
June 1	3.7970	103,177,500	Fixed	75,000,000
June 1	5.5270	354,375,000	3 month LIBOR	250,000,000
June 1	5.5694	355,875,000	3 month LIBOR	250,000,000
June 1	5.7790	357,000,000	3 month LIBOR	250,000,000
2008 — Mar. 1	3.5944	68,100,000	3 month LIBOR	50,000,000
Mar. 1	4.0957	68,875,000	3 month LIBOR	50,000,000
Mar. 1	4.5130	79,175,000	Fixed	50,000,000
Mar. 1	5.1792	142,100,000	3 month LIBOR	100,000,000
Mar. 1	5.1950	71,065,000	Fixed	50,000,000
Mar. 1	5.3090	106,425,000	3 month LIBOR	75,000,000
Mar. 1	5.41945	76,125,000	3 month LIBOR	50,000,000
Mar. 1	5.5119	282,860,000	Fixed	200,000,000
June 1	5.3050	146,900,000	3 month LIBOR	100,000,000
June 1	5.3109	145,500,000	3 month LIBOR	100,000,000
June 1	5.3180	145,250,000	3 month LIBOR	100,000,000
June 1	5.3420	74,900,000	3 month LIBOR	50,000,000
June 1	5.3460	149,430,000	3 month LIBOR	100,000,000
June 1	5.3468	74,345,000	3 month LIBOR	50,000,000
June 1	5.42238	75,110,000	3 month LIBOR	50,000,000
June 1	5.5570	355,475,000	3 month LIBOR	250,000,000
Sept. 30	3 month BA	75,565,000	3 month LIBOR	50,000,000
Oct. 1	5.1680	77,400,000	3 month LIBOR	50,000,000
Oct. 1	5.2440	105,189,000	3 month LIBOR	70,000,000
Oct. 1	5.3505	106,015,000	3 month LIBOR	70,000,000
2009 — Mar. 1	4.7840	107,380,000	3 month LIBOR	70,000,000
Mar. 1	4.8300	100,197,500	3 month LIBOR	65,000,000
Mar. 1	4.8780	114,360,000	3 month LIBOR	75,000,000
Mar. 1	4.9630	76,570,000	3 month LIBOR	50,000,000
Mar. 1	5.0034	75,725,000	3 month LIBOR	50,000,000
Mar. 1	5.1167	75,000,000	3 month LIBOR	50,000,000
Mar. 1	5.1462	149,300,000	3 month LIBOR	100,000,000
Mar. 1	5.3230	114,150,000	3 month LIBOR	75,000,000
June 1	4.8260	108,010,000	3 month LIBOR	70,000,000
June 1	4.8867	74,685,000	3 month LIBOR	50,000,000
June 1	4.9380	150,130,000	3 month LIBOR	100,000,000
June 1	5.0040	103,656,000	3 month LIBOR	70,000,000
June 1	5.0270	148,180,000	3 month LIBOR	100,000,000
June 1	5.0275	76,175,000	3 month LIBOR	50,000,000
June 1	5.0390	96,720,000	3 month LIBOR	65,000,000
Oct. 1	5.3750	116,572,500	Fixed	75,000,000
Oct. 1	5.6700	115,000,000	3 month LIBOR	80,685,000
Oct. 1	5.6800	118,300,000	3 month LIBOR	80,662,500
Oct. 1	6.0838	113,190,000	3 month LIBOR	82,935,000
Oct. 1	6.1410	103,774,000	3 month LIBOR	70,421,000
2010 — June 1	3.9350	65,775,000	3 month LIBOR	50,000,000
Oct. 1	4.4950	79,230,000	Fixed	50,000,000
2011 — Mar. 1	4.6400	78,670,000	Fixed	50,000,000
Mar. 1	5.0090	78,375,000	Fixed	50,000,000
Mar. 1	5.4000	115,072,500	Fixed	75,000,000
Mar. 1	5.4300	114,750,000	Fixed	75,000,000
Mar. 1	5.5860	116,632,500	Fixed	75,000,000
June 1	4.44453	99,750,000	Fixed	75,000,000
June 1	4.4527	99,375,000	Fixed	75,000,000
June 1	4.4659	68,450,000	3 month LIBOR	50,000,000
June 1	4.5279	68,940,000	Fixed	50,000,000
June 1	4.6112	101,400,000	Fixed	75,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

June 1	4.6430	$78,670,000	Fixed	U.S.$ 50,000,000
June 1	4.6600	79,010,000	Fixed	50,000,000
June 1	4.6980	78,950,000	Fixed	50,000,000
June 1	4.8045	79,440,000	Fixed	50,000,000
June 1	4.9430	77,875,000	Fixed	50,000,000
June 1	5.0339	77,815,000	Fixed	50,000,000
June 1	5.0670	78,775,000	Fixed	50,000,000
June 1	5.4000	114,990,000	Fixed	75,000,000
2012 — June 1	3.9148	93,675,000	Fixed	75,000,000
June 1	3.93343	93,375,000	Fixed	75,000,000
June 1	3.94551	92,287,500	Fixed	75,000,000
June 1	3.95915	61,200,000	Fixed	50,000,000
June 1	3.9840	93,225,000	3 month LIBOR	75,000,000
June 1	4.0190	90,225,000	3 month LIBOR	75,000,000
June 1	4.3370	133,900,000	3 month LIBOR	100,000,000
June 1	4.3697	96,525,000	Fixed	75,000,000
June 1	4.59355	99,600,000	Fixed	75,000,000
June 1	4.6314	68,625,000	Fixed	50,000,000
June 1	4.6402	102,787,500	3 month LIBOR	75,000,000
June 1	4.6770	68,300,000	Fixed	50,000,000
June 1	4.8198	100,897,500	3 month LIBOR	75,000,000
June 1	4.9090	78,445,000	Fixed	50,000,000
June 1	4.9872	79,500,000	Fixed	50,000,000
June 1	5.0863	78,745,000	Fixed	50,000,000
June 1	5.1110	78,540,000	Fixed	50,000,000
June 1	5.4980	76,650,000	Fixed	50,000,000
2013 — June 1	3.7493	120,600,000	3 month LIBOR	100,000,000
June 1	4.07245	123,100,000	3 month LIBOR	100,000,000
June 1	4.11355	91,687,500	Fixed	75,000,000
June 1	4.11843	90,975,000	Fixed	75,000,000
June 1	4.14637	122,700,000	Fixed	100,000,000
June 1	4.1494	62,000,000	3 month LIBOR	50,000,000
June 1	4.30247	89,250,000	3 month LIBOR	75,000,000
June 1	4.5100	33,437,500	3 month LIBOR	25,000,000
June 1	4.5340	33,375,000	3 month LIBOR	25,000,000
June 1	4.5480	98,662,500	Fixed	75,000,000
June 1	4.5938	103,050,000	Fixed	75,000,000
June 1	4.6810	102,150,000	Fixed	75,000,000
June 1	4.7850	104,250,000	3 month LIBOR	75,000,000
2014 — Mar. 15	4.1145	62,750,000	Fixed	50,000,000
Mar. 15	4.11452	92,625,000	Fixed	75,000,000
Mar. 15	4.1870	91,950,000	Fixed	75,000,000
Mar. 15	4.1969	123,750,000	Fixed	100,000,000
Mar. 15	4.2973	59,850,000	Fixed	50,000,000
Mar. 15	4.3137	91,117,500	Fixed	75,000,000
Mar. 15	4.3400	91,762,500	Fixed	75,000,000
Mar. 15	4.6365	103,170,000	Fixed	75,000,000
Mar. 15	4.6615	100,650,000	Fixed	75,000,000
Mar. 15	4.7329	101,962,500	Fixed	75,000,000
Mar. 15	4.8547	69,425,000	3 month LIBOR	50,000,000
Mar. 15	4.8973	69,925,000	3 month LIBOR	50,000,000
June 1	3.7516	119,120,000	3 month LIBOR	100,000,000
June 1	3.7662	118,950,000	3 month LIBOR	100,000,000
June 1	3.7964	119,500,000	3 month LIBOR	100,000,000
June 1	3.8246	119,850,000	3 month LIBOR	100,000,000
June 1	4.2989	92,250,000	3 month LIBOR	75,000,000
June 1	4.55863	65,200,000	Fixed	50,000,000
June 1	4.5768	65,725,000	Fixed	50,000,000
June 1	4.6020	96,862,500	Fixed	75,000,000
June 1	4.6262	97,500,000	Fixed	75,000,000
June 1	4.6421	94,410,000	3 month LIBOR	75,000,000
June 1	4.6437	97,627,500	Fixed	75,000,000
June 1	4.6591	94,725,000	3 month LIBOR	75,000,000
June 1	4.70554	98,730,000	Fixed	75,000,000
June 1	4.7375	99,300,000	Fixed	75,000,000
June 1	4.7540	65,200,000	3 month LIBOR	50,000,000
June 1	4.7943	99,150,000	3 month LIBOR	75,000,000
June 1	4.9805	136,240,000	Fixed	100,000,000
2015 — June 1	3.7511	92,325,000	3 month LIBOR	75,000,000
June 1	3.8187	123,250,000	3 month LIBOR	100,000,000
June 1	3.8207	92,737,500	3 month LIBOR	75,000,000
June 1	3.8960	124,310,000	3 month LIBOR	100,000,000
June 1	3.9048	121,850,000	3 month LIBOR	100,000,000
June 1	3.9082	121,940,000	3 month LIBOR	100,000,000
June 1	3.9301	121,720,000	3 month LIBOR	100,000,000
June 1	3.9585	122,150,000	3 month LIBOR	100,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		U.S. dollar liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

June 1	3.9598	$121,200,000	3 month LIBOR	U.S.$ 100,000,000
June 1	4.0487	95,175,000	3 month LIBOR	75,000,000
June 1	4.0525	126,950,000	3 month LIBOR	100,000,000
June 1	4.1225	93,525,000	3 month LIBOR	75,000,000
June 1	4.1598	93,225,000	3 month LIBOR	75,000,000
June 1	4.17423	62,050,000	3 month LIBOR	50,000,000
June 1	4.1810	92,625,000	Fixed	75,000,000
June 1	4.1850	92,775,000	3 month LIBOR	75,000,000
June 1	4.2002	62,050,000	3 month LIBOR	50,000,000
June 1	4.3380	62,100,000	Fixed	50,000,000
June 1	4.3438	91,875,000	3 month LIBOR	75,000,000
June 1	4.37127	90,150,000	Fixed	75,000,000
June 1	4.3860	90,300,000	Fixed	75,000,000
June 1	4.3960	120,550,000	Fixed	100,000,000
June 1	4.4310	90,487,500	Fixed	75,000,000

Total		$17,595,406,500		U.S.$12,807,678,500

For the cross currency swaps listed below, the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2005 — Dec. 1	3.7883	$71,463,500	Fixed	EUR 50,000,000
Dec. 1	3.8449	70,998,100	Fixed	50,000,000
Dec. 1	3.8898	71,051,904	Fixed	50,000,000
Dec. 1	4.0250	106,346,250	Fixed	75,000,000
Dec. 1	4.0420	105,468,460	Fixed	75,000,000
Dec. 1	4.1370	70,242,650	Fixed	50,000,000
Dec. 1	4.1765	70,303,500	Fixed	50,000,000
Dec. 1	4.2534	70,665,750	Fixed	50,000,000
Dec. 1	4.9268	70,892,550	Fixed	50,000,000
Dec. 1	4.9278	70,585,050	Fixed	50,000,000
Dec. 1	5.0032	69,665,632	Fixed	50,000,000
Dec. 1	5.0894	68,975,000	Fixed	50,000,000
Dec. 1	5.1580	97,621,400	Fixed	75,000,000
Dec. 1	5.1807	67,853,463	Fixed	50,000,000
Dec. 1	5.2270	68,622,400	Fixed	50,000,000
Dec. 1	5.2750	68,107,950	Fixed	50,000,000
Dec. 1	6.1160	70,700,000	Fixed	50,000,000
Dec. 1	6.1200	70,540,697	Fixed	50,000,000
Dec. 1	6.5110	70,642,880	Fixed	50,000,000
2006 — Mar. 1	4.1535	104,773,669	Fixed	75,000,000
Mar. 1	4.6089	104,089,766	Fixed	75,000,000
Mar. 1	4.7300	69,841,200	Fixed	50,000,000
Mar. 1	4.8742	70,039,500	Fixed	50,000,000
Mar. 1	6.0900	71,420,545	Fixed	50,000,000
Sept. 1	4.5620	68,470,420	Fixed	50,000,000
Oct. 1	5.6159	80,125,000	Fixed	50,000,000
Dec. 1	4.9590	104,114,790	Fixed	75,000,000
Dec. 1	5.2907	68,118,000	Fixed	50,000,000
Dec. 1	5.3000	98,634,500	Fixed	75,000,000
Dec. 1	5.4229	67,818,901	Fixed	50,000,000
2007 — Mar. 1	5.2200	35,572,500	Fixed	25,000,000
June 1	5.7577	63,610,000	Fixed	50,000,000
June 1	6.4088	150,000,000	Fixed	100,000,000
June 1	6.4100	74,697,930	Fixed	50,000,000
June 1	6.4200	75,044,970	Fixed	50,000,000
Oct. 1	5.2447	35,187,500	Fixed	25,000,000
Oct. 1	5.4840	67,000,000	Fixed	50,000,000
Oct. 1	6.4390	71,874,000	Fixed	50,000,000
Oct. 1	6.4650	71,449,303	Fixed	50,000,000
2008 — Mar. 1	4.6600	70,300,000	Fixed	50,000,000
Mar. 1	5.6864	95,211,700	Fixed	75,000,000
June 1	4.6210	70,124,600	Fixed	50,000,000
June 1	4.8389	69,608,000	Fixed	50,000,000
June 1	5.3511	69,331,875	Fixed	50,000,000
June 1	5.4375	67,952,500	Fixed	50,000,000
Oct. 1	4.9488	70,492,000	Fixed	50,000,000
Oct. 1	5.1823	68,913,188	Fixed	50,000,000
Oct. 1	5.4112	98,121,700	Fixed	75,000,000
Oct. 1	5.7360	95,861,400	Fixed	75,000,000
2009 — Mar. 1	5.2880	69,911,985	Fixed	50,000,000
Mar. 1	5.2900	105,513,549	Fixed	75,000,000
June 1	4.7729	106,008,000	Fixed	75,000,000

Unmatured Debt (Continued)

	Canadian dollar liability		Euro liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

June 1	4.9441	$104,018,700	Fixed	EUR 75,000,000
June 1	5.0140	72,437,000	Fixed	50,000,000
June 1	5.1117	105,251,400	Fixed	75,000,000
June 1	5.3488	69,936,274	Fixed	50,000,000
June 1	5.4246	105,251,250	Fixed	75,000,000
June 1	5.5324	98,002,100	Fixed	75,000,000
June 1	5.8425	67,671,000	Fixed	50,000,000
Oct. 1	4.9457	72,035,800	Fixed	50,000,000
Oct. 1	4.9670	104,429,625	Fixed	75,000,000
Oct. 1	5.0490	70,056,125	Fixed	50,000,000
Oct. 1	5.0527	72,121,000	Fixed	50,000,000
Oct. 1	5.2030	70,107,600	Fixed	50,000,000
Oct. 1	5.3900	70,007,000	Fixed	50,000,000
Oct. 1	5.3905	69,155,575	Fixed	50,000,000
Oct. 1	5.4034	68,216,160	Fixed	50,000,000
Oct. 1	5.4145	68,935,000	Fixed	50,000,000
Oct. 1	5.5120	97,072,500	Fixed	75,000,000
Oct. 1	5.7305	67,866,100	Fixed	50,000,000
Oct. 1	5.7694	66,770,496	Fixed	50,000,000
Oct. 1	5.7695	65,293,000	Fixed	50,000,000
Oct. 1	6.0855	151,000,260	Fixed	100,000,000
Oct. 1	6.1353	74,000,000	Fixed	50,000,000
2010 — Mar. 1	5.1270	103,585,913	Fixed	75,000,000
Mar. 1	5.7810	67,067,000	Fixed	50,000,000
Mar. 1	5.7870	66,280,375	Fixed	50,000,000
Mar. 1	5.8147	67,374,000	Fixed	50,000,000
Mar. 1	6.0720	69,800,000	Fixed	50,000,000
June 1	5.0857	72,154,700	Fixed	50,000,000
June 1	5.0985	71,962,000	Fixed	50,000,000
June 1	5.1230	69,797,000	Fixed	50,000,000
June 1	5.1480	69,922,000	Fixed	50,000,000
June 1	5.2008	70,162,500	Fixed	50,000,000
June 1	5.3390	69,452,000	Fixed	50,000,000
June 1	5.3946	70,668,100	Fixed	50,000,000
June 1	5.6452	65,190,000	Fixed	50,000,000
June 1	5.7470	67,202,550	Fixed	50,000,000
June 1	5.7630	66,600,000	Fixed	50,000,000
June 1	5.8348	66,000,000	Fixed	50,000,000
June 1	5.8400	66,149,000	Fixed	50,000,000
June 1	5.8970	42,380,100	Fixed	30,000,000
June 1	5.95387	56,539,560	Fixed	40,000,000
June 1	5.9570	69,236,750	Fixed	50,000,000
June 1	5.9716	69,145,000	Fixed	50,000,000
June 1	6.2250	68,250,000	Fixed	50,000,000
June 1	6.2560	68,100,000	Fixed	50,000,000
Oct. 1	5.1360	70,478,000	Fixed	50,000,000
Oct. 1	5.2390	71,805,000	Fixed	50,000,000
Oct. 1	5.2657	103,876,125	Fixed	75,000,000
Oct. 1	5.2810	103,462,328	Fixed	75,000,000
Oct. 1	5.3320	71,512,500	Fixed	50,000,000
Oct. 1	5.3910	67,200,000	Fixed	50,000,000
Oct. 1	5.5186	104,770,421	Fixed	75,000,000
Oct. 1	5.7011	52,407,000	Fixed	40,000,000
Oct. 1	5.7260	98,520,000	Fixed	75,000,000
2011 — June 1	5.1020	105,164,970	Fixed	75,000,000
June 1	5.3696	69,535,700	Fixed	50,000,000
June 1	5.4906	69,340,800	Fixed	50,000,000
2012 — June 1	3.6245	121,057,115	Fixed	85,000,000
June 1	5.6030	70,615,000	Fixed	50,000,000
June 1	5.6740	70,101,870	Fixed	50,000,000
2013 — June 1	3.5659	126,066,000	Fixed	85,000,000
2014 — June 1	3.7230	124,025,500	Fixed	85,000,000
June 1	3.8703	120,402,500	Fixed	85,000,000
2015 — June 1	3.8280	123,586,000	Fixed	85,000,000
June 1	3.8531	120,718,928	Fixed	85,000,000

Total		$9,287,278,397		EUR 6,670,000,000

For the cross currency swap listed below, the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability

Maturity date	Coupon %	Notional amount	Basis	Notional amount

2010 — June 1	5.8350	$110,900,000	6 month LIBOR	¥8,000,000,000

Unmatured Debt (Continued)

NOTES:

(1)	Non-callable except as otherwise noted.

(2)	Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues are real amounts and do not include the inflation compensation accrued to date.

(3) Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable, non-assignable and non-transferable. Canada Savings Bonds are redeemable on demand at any time with accrued interest. Issues are available in compound interest or regular interest form.

(4) For this series of Canada Savings Bonds the original maturity date was extended by 10 years, at the option of the holder.

(5) Canada Premium Bonds are non-callable, non-assignable and non-transferable. Canada Premium Bonds are redeemable once a year on the anniversary date and during the 30 days thereafter without penalty. Issues are available in compound interest or regular interest form.

(6) Canada Investment Bonds, piloted through investment dealers from November 1, 2003 to April 1, 2004, were discontinued. Canada Investment Bonds were available in non-certificated form through authorized investment dealers. They offer a fixed rate of interest for the full term to maturity, are non-cashable prior to maturity but are transferable. Issues were available in compound interest or regular interest form.

(7) Obligations are non-negotiable, non-assignable and non-transferable. Term to maturity is 20 years, or such lesser period as may from time to time be fixed by the Minister of Finance on the recommendation of the Office of the Superintendent of Financial Institutions. Obligations are redeemable in whole or in part before maturity only at the option of the Minister of Finance; Obligations bear interest payable semi-annually at the rate fixed by the Minister of Finance, and are issued in accordance with terms and conditions set forth in an agreement (all in accordance with Section 111 of the Canada Pension Plan Act).

(8) Converted at U.S. $1.00 = $1.1627, Japanese Yen 1.00 = $0.010242, New Zealand $1.00 = $0.8053 and Euro 1.00 = $1.3976, the closing rates on September 30, 2005.

(9) These fixed-rate notes or bonds were swapped into U.S. dollar floating rate debt based on the 3-month London Inter-bank Offered Rate (LIBOR).

(10) Although the principal is denominated in Japanese Yen, the coupon is payable in Australian Dollars.

(11) Original issue of French Francs 4,000,000,000 was redenominated into Euro 609,796,068.95 on April 28, 1999.

(12) This issue is a reopening of a previous issue and as a result, both issues are fully fungible.

(13) Original issue of Deutsche Marks 4,000,000,000 was redenominated into Euro 2,045,167,524.78 on February 19, 1999.

(14) Assumed by the Government of Canada on February 5, 2001, on the dissolution of Petro Canada Limited.

(15) Since May 31, 1986 no drawings have been outstanding on the standby credit facility with United States and other foreign banks.

Unmatured Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2005

	Canadian	Foreign
	dollar	currency	Total
	borrowings	borrowings	borrowings

	(in millions)
Business Development Bank of Canada	$4,535.1	$2,897.4	$7,432.5
Canada Mortgage and Housing Corporation	7,738.9	1,833.9	9,572.8
Canada Post Corporation	70.6	—	70.6
Canadian Dairy Commission (Marketing)	0.7	—	0.7
Canadian Wheat Board (2)	—	6.4	6.4
Export Development Canada	7,046.2	9,144.3	16,190.5
Farm Credit Canada	9,390.4	790.5	10,180.9
Freshwater Fish Marketing Corporation	13.6	4.8	18.4
Royal Canadian Mint	17.1	—	17.1

Total	$28,812.6	$14,667.4	$43,490.0

Source: Public Accounts of Canada 2005.

(1) The payment of all money borrowed by agent Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent Crown corporations.

(2) Effective December 31, 1998 the Canadian Wheat Board ceased to be an agent Crown corporation under the Financial Administration Act. Borrowing transactions prior to December 31, 1998 are reported here.

CONTINGENT LIABILITIES

At March 31, 2005

(in millions)
GUARANTEES BY THE GOVERNMENT
Borrowing by enterprise Crown corporations which are agents of Her Majesty	$43,490
Borrowings by other than enterprise Crown corporations
From agents
Loans to Indians by the Canada Mortgage and Housing Corporation for on-reserve housing	540

From other than agents
Guarantee programs of the Government
Canada Student Loans Act	322
Small Business Loans	874
Farm Improvement Loans Act and Farm Improvement and Marketing Cooperatives Loans Act	236
Advance Payments for Crops Act	331
Enterprise Development Program	—
Loans to Indians by approved lenders for on-reserve housing	767
Financial obligations incurred by air carriers regarding purchase of The de Havilland Aircraft of Canada, Limited DHC-7 and DHC-8 aircraft	185
Aboriginal Economic Program	2
Indian economic development	1
Time Air (1982) Ltd.	—

2,718

Other explicit loan guarantees
Loans to NewGrade Energy Inc. to finance construction of a heavy oil upgrader	23

Insurance programs of the government
Insurance against accidents at nuclear installations under the Nuclear Liability Act	584
Accounts administered for the Government by the Export Development Corporation — Insurance and related guarantees	1,345

1,929

Other explicit guarantees
Guarantees under the Prairie Grain Advance Payments Act	259
Guarantees under the Spring Credit Advance Program	24
Guarantees under the Agricultural Marketing Programs Act	24
Guarantees under Section 19 of the Canadian Wheat Board Act	5,378
Guarantees to holders of mortgages insured by the Mortgage Insurance Company of Canada and GE Capital Mortgage Insurance Company (Canada)	827

6,512

TOTAL GROSS GUARANTEES	55,212
Less: allowance for losses	2,318

NET EXPOSURE UNDER GUARANTEES	$52,894

Source: Public Accounts of Canada 2005.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2005 through November 30, 2005 Government of Canada domestic marketable bonds outstanding increased by $1,378 million to $261,181 million. New issues and retirements during this period are detailed below.

	Issue details

Issue or maturity date	Coupon %	Maturity date	Amount	Maturity

October 11, 2005	4	September 1, 2010	$300,000,000	—
October 18, 2005	5	June 1, 2037	299,746,000	—
November 7, 2005	4	June 1, 2016	2,100,000,000	—
November 21, 2005	3 3/4	September 1, 2011	1,900,000,000	—

From October 1, 2005 through November 30, 2005, four repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

			Amount
Repurchase settlement date	Coupon %	Maturity date	Repurchased

October 6, 2005	5 3/4	September 1, 2006	$666,034,000
October 11, 2005	5 1/2	June 1, 2010	304,290,000
October 18, 2005	9	June 1, 2025	305,365,000
October 20, 2005	3	December 1, 2005	90,000,000
	8 3/4	December 1, 2005	59,875,000
	5 3/4	September 1, 2006	850,125,000

			1,000,000,000
November 3, 2005	3	December 1, 2005	30,092,000
	8 3/4	December 1, 2005	107,500,000
	3	June 1, 2006	62,508,000
	5 3/4	September 1, 2006	299,900,000

			500,000,000
November 7, 2005	8	June 1, 2023	75,000,000
	9	June 1, 2025	219,280,000
	8	June 1, 2027	56,800,000

			351,080,000
November 21, 2005	5 1/2	June 1, 2009	25,000,000
	5 1/4	June 1, 2013	70,000,000

			95,000,000

CANADA SAVINGS BONDS

Series 96 issued on November 1, 2005 has a guaranteed minimum interest rate of 2% for the year beginning November 1, 2005. Rates for the remaining years to maturity will be announced at a future date.

The maturity date on CSB Series 48 (issue date November 1, 1993) has been extended to November 1, 2015 at the option of the holder and has a guaranteed minimum interest rate of 2% for the year beginning November 1, 2005. Rates for the remaining years to maturity will be announced at a future date.

CANADA PREMIUM BONDS

Series 46 issued on November 1, 2005 has a guaranteed interest rate of 2.25% for the year beginning November 1, 2005, 2.50% for the year beginning November 1, 2006 and 2.75% for the year beginning November 1, 2007. Rates for the remaining years to maturity will be announced at a future date.

TREASURY BILLS

From October 1, 2005 through November 30, 2005 treasury bills outstanding increased by $1,900 million to $124,700 million.

CANADA BILLS

From October 1, 2005 through November 30, 2005 Canada Bills outstanding increased by U.S.$89,035,000 to U.S.$1,837,090,000.

CROSS CURRENCY SWAPS

From October 1, 2005 through November 30, 2005 domestic liabilities of $1,456,994,186 were swapped into liabilities of euro 1,035,000,000.